                                                     RULE NO. 424(b)(2)
                                                     REGISTRATION NO. 333-83577

Prospectus Supplement
to Prospectus Dated August 3, 1999

$2,000,000,000
Sprint Corporation

Sprint Capital Corporation
Unconditionally Guaranteed by Sprint Corporation
                                                                  [LOGO] Sprint

Medium-Term Notes

-------------------------------------------------------------------------------

                   Sprint Corporation and Sprint Capital Corporation may use
 This              this prospectus supplement to offer from time to time
 prospectus        their Medium Term Notes. Sprint will unconditionally
 supplement may    guarantee the notes issued by Sprint Capital.
 be used to
 offer and sell
 the notes only
 if accompanied
 by the
 accompanying
 prospectus.

                   Terms of Sale

                   The following terms may apply to the notes which we may sell at one or more times. The final terms of the notes you purchase will be included in a pricing supplement. For more detail, see both "Description of Notes" beginning on page S-9 and the pricing supplement for your notes.


                   .Mature 9 months or more from date of issue

                   .Denominated in U.S. dollars or other currency or currency unit

                   .Fixed or floating interest rate

                   .Floating interest rates can be based on:
                     *Commercial Paper Rate      *Prime Rate
                     * Federal Funds Rate        *Treasury Rate
                     * CD Rate                   * Another interest rate
                     * LIBOR                       index specified in the
                                                   applicable pricing
                                                   supplement

                   .Types of notes may include:

                     *Indexed Notes
                     *Amortizing Notes           * Interest Rate Reset Notes
                                                 * Extendible Notes
                     *Original Issue Discount Notes
                                                 *  Another type of note
                                                    specified in the
                                                    applicable pricing
                                                    supplement

Investing in the notes involves certain risks--see "Risk Factors" beginning on page S-4 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We will receive between $1,985,000,000 and $1,997,500,000 of the proceeds from the sale of the notes, after paying the agents' commissions of between $2,500,000 and $15,000,000.

-------------------------------------------------------------------------------

                                    Agents
Lehman Brothers
               Credit Suisse First Boston
                                   J.P. Morgan & Co.
                                                           Salomon Smith Barney

October 29, 1999

              Important Notice about Information Presented in this
             Prospectus Supplement and the Accompanying Prospectus

   We provide information to you about the notes in three separate documents that progressively provide more detail:

  .   the accompanying prospectus, which provides general information;
  .   this prospectus supplement, which describes certain terms of the notes;
      and
  . a pricing supplement, which describes the specific and final terms of your notes.

   If the terms of your notes vary among the pricing supplement, the prospectus supplement and the accompanying prospectus, you should rely on the information in the following order of priority:

  .   the pricing supplement;
  .   the prospectus supplement; and
  .   the prospectus.

   We include cross-references in this prospectus supplement and the accompanying prospectus to captions in these documents where you can find related discussions. The following Table of Contents provides the pages on which these captions are located.

   You can find a listing of the pages where capitalized terms used in this prospectus supplement and the accompanying prospectus are defined under the caption "Index of Terms" beginning on page S-34 in this document.

                               ----------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                      Page
                                      ----
RISK FACTORS........................   S-4
SPECIAL NOTE REGARDING FORWARD-
 LOOKING STATEMENTS.................   S-8
RECENT DEVELOPMENTS.................   S-9
DESCRIPTION OF NOTES................   S-9
 General............................   S-9
 Payment of Principal and Interest..  S-10
 Interest and Interest Rates........  S-11
 Fixed Rate Notes...................  S-12
 Floating Rate Notes................  S-12
  Commercial Paper Rate.............  S-14
  Fed Funds Rate....................  S-15
  CD Rate...........................  S-15
  LIBOR.............................  S-15
  Prime Rate........................  S-16
  Treasury Rate.....................  S-17
 Indexed Notes......................  S-17
 Amortizing Notes...................  S-18
 Interest Rate Reset Notes..........  S-18
 Extendible Notes...................  S-19
 Redemption and Repayment...........  S-20
 Repurchase.........................  S-21
 Combination of Provisions..........  S-21
 Other Provisions...................  S-21
 Book-Entry Notes...................  S-21
CERTAIN UNITED STATES FEDERAL INCOME
 TAX CONSEQUENCES...................  S-23
 Consequences to United States
  Holders...........................  S-23
 Payments of Interest...............  S-23

                                     Page
                                     ----
 Original Issue Discount............ s-23
 Short-Term Notes................... S-25
 Market Discount.................... S-26
 Acquisition Premium, Amortizable
  Bond Premium...................... S-26
 Sale, Exchange and Retirement of
  Notes............................. S-26
 Extendible Notes and Interest Rate
  Reset Notes....................... S-27
 Foreign Currency Notes............. S-27
  Interest Payments................. S-27
  Foreign Currency Original Issue
   Discount Notes................... S-28
  Market Discount................... S-28
  Amortizable Bond Premium.......... S-28
  Sale or Other Disposition of
   Foreign Currency Note............ S-28
  Exchange Gain or Loss With Respect
   to Foreign Currency.............. S-29
 Indexed Notes...................... S-29
 Consequences to Non-United States
  Holders........................... S-29
  U.S. Federal Withholding Tax...... S-30
  U.S. Federal Estate Tax........... S-30
  U.S. Federal Income Tax........... S-30
 Information Reporting and Backup
  Withholding....................... S-31
IMPORTANT CURRENCY INFORMATION...... S-32
PLAN OF DISTRIBUTION................ S-32
INDEX OF TERMS...................... S-34

                                   Prospectus

                                                              Page
                                                              ----
                          Modification and Waiver............   9
                          Consolidation, Merger and
                           Conveyances.......................  10
                          Defeasance.........................  10
                          Regarding the Trustee..............  11
                          Governing Law......................  11
                          Global Securities..................  11
                          Book-Entry System..................  11
                          Same-Day Settlement and Payment....  13
                          Year 2000..........................  13
                         DESCRIPTION OF GUARANTEES...........  13
                         VALIDITY OF THE DEBT SECURITIES AND
                          GUARANTEES.........................  14
                         EXPERTS.............................  14
                         PLAN OF DISTRIBUTION................  14

                                       Page
                                       ----
WHERE YOU CAN FIND MORE INFORMATION..    2
SPRINT CAPITAL CORPORATION...........    2
SPRINT CORPORATION...................    3
 The PCS Group.......................    3
 The FON Group.......................    3
USE OF PROCEEDS......................    3
RATIOS OF EARNINGS TO FIXED CHARGES..    4
DESCRIPTION OF DEBT SECURITIES.......    4
 General.............................    4
 Restrictive Covenant--Sprint........    5
 Restrictive Covenants--Sprint
  Capital............................    8
 Events of Default...................    8

                                  RISK FACTORS

   An investment in the notes involves certain risks. You should consider the following risk factors and the other information in this prospectus supplement carefully before purchasing any of the notes. See "Special Note Regarding Forward-Looking Statements".

Failure to satisfy substantial capital requirements could have a material adverse effect on Sprint.

   The FON Group and the PCS Group will continue to require substantial additional capital. Sprint may not be able to arrange additional financing to fund its capital requirements on terms acceptable to Sprint. Failure to obtain suitable financing could result in the delay or abandonment of the PCS Group's development or expansion plans, the failure of the PCS Group to meet regulatory buildout requirements or the inability of the FON Group to continue to grow its business and meet competitive challenges.

Any inability to repay or refinance significant indebtedness of either the PCS Group or the FON Group could have a material adverse effect on Sprint's financial condition.

   Both the FON Group and the PCS Group have substantial indebtedness. Sprint intends to incur additional indebtedness in the future as it implements the business plans of the PCS Group and the FON Group. In connection with the execution of its business strategies, Sprint is continuously evaluating acquisition opportunities with respect to both the FON Group and the PCS Group, and it may elect to finance acquisitions by incurring additional indebtedness. A portion of Sprint's future cash flow from operations will be required for the payment of principal and interest on its indebtedness, which would reduce the funds available for its operations, including capital investments and business expenses. This could hinder its ability to adjust to changing market and economic conditions. In addition, if Sprint incurs significant indebtedness, its credit rating could be adversely affected. As a result Sprint's borrowing costs would likely increase.

   The PCS Group's ability to make scheduled payments of principal and interest on or to refinance its indebtedness depends on its future performance and successful implementation of its business plan, which is subject not only to its own actions but also to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. The PCS Group's business may not generate sufficient cash flow from operations and future credit may not be available to enable the PCS Group to service its indebtedness. In addition, Sprint may not be able to arrange additional financing to fund the PCS Group's debt service on terms acceptable to Sprint, and Sprint may not be willing or able to provide financing itself.

The PCS Group will continue to have operating losses and negative cash flow for the foreseeable future.

   We expect that the PCS Group will continue to incur significant operating losses during the next several years, and will experience significant negative cash flow from operating activities for the immediately foreseeable future, while it continues to build its network and customer base. The PCS Group may never achieve or sustain operating profitability or positive cash flow from operating activities. If the PCS Group does not achieve and maintain positive cash flow from operating activities and operating profitability on a timely basis, the PCS Group may be unable to make capital expenditures necessary to implement its business plan, meet its debt service requirements or otherwise conduct its business in an effective and competitive manner. These events could have a material adverse effect on the financial condition of the PCS Group and Sprint as a whole.

Substantial competition in the telecommunications industry could adversely affect Sprint.

   There is substantial competition in the telecommunications industry. The traditional dividing lines between long distance, local, wireless and Internet services are increasingly becoming blurred. Through mergers and various service integration strategies, all major providers, including Sprint, are striving to provide integrated solutions both within and across all geographical markets.

   We expect competition to intensify as a result of the entrance of new competitors and the rapid development of new technologies, products and services. We cannot predict which of many possible future technologies, products or services will be important to maintain our competitive position or what expenditures will be required to develop and provide these technologies, products or services. Our ability to compete successfully will depend on marketing and on our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors.

   PCS Group. Each of the markets in which the PCS Group competes is served by other two-way wireless service providers, including cellular and PCS operators and resellers. A majority of markets have five or more Commercial Mobile Radio Service providers, and each of the top 50 metropolitan markets has at least one other PCS competitor in addition to two cellular incumbents. Many of these competitors have been operating for a number of years and currently serve a substantial subscriber base. Competition also may increase to the extent that licenses are transferred from smaller stand-alone operations to larger, better capitalized and more experienced wireless communications operations that may be able to offer customers network features not offered by the PCS Group.

   The PCS Group relies on agreements to provide automatic roaming capability to PCS Group customers in many of the areas of the United States not served by the PCS Group's network, which primarily services metropolitan areas. Certain competitors may be able to offer coverage in areas not served by the PCS Group's network or may be able to offer roaming rates that are lower than those offered by the PCS Group.

   Many cellular providers, some of which have an infrastructure in place and have been operating for a number of years, have begun to upgrade their systems and provide expanded and digital services to compete with the PCS Group's services. Many of these wireless providers require their customers to enter into long term contracts, which may make it more difficult for the PCS Group to attract these customers away from these wireless providers. In addition, the PCS Group does not require its customers to enter into long term contracts, which may make it easier for other wireless providers to attract these customers away from the PCS Group.

   We anticipate that market prices for two-way wireless services generally will decline in the future as a result of increased competition. The significant competition among wireless providers, including from new entrants, is expected to continue to drive service and equipment prices lower. We also expect that there will be increases in advertising and promotion spending, along with increased demands on access to distribution channels. All of this may lead to greater choices for customers, possible consumer confusion and increasing industry churn.

   FON Group. The long distance division, as the nation's third largest provider of long distance services, competes with AT&T and MCI WorldCom, as well as a host of smaller competitors. Recently, a class of new entrants has emerged (such as Qwest Communications International Inc. and Level 3 Communications, Inc.) that are building high-capacity fiber-optic networks capable of supporting tremendous amounts of bandwidth. Although these new entrants have not captured significant market share, they and others with a strategy of utilizing Internet-based networks claim certain cost structure advantages which, among other factors, may position them well for the future. Competition has forced low prices for long distance services. The significant increase in capacity resulting from new networks may drive prices down further.

   The Telecommunications Act of 1996 allows the Regional Bell Operating Companies to provide long distance services in their respective regions if certain conditions are met. Once they enter the market, the Regional Bell Operating Companies could prove to be formidable long distance competitors due to, among other things, geographic coverage and customer loyalty.

   Because our local division operations are largely in rural markets, competition in the local division's markets is occurring more gradually. There is already competition in urban areas served by the FON Group and for business customers located in all areas. Certain combinations involving competitors may increase competition. For example, the merger of AT&T and Tele-Communications, Inc. ("TCI") may accelerate competition in the areas served by the FON Group by allowing AT&T to bypass the local exchange company and reach local customers through TCI's cable. In addition, wireless services will continue to grow as an alternative to wireline services as a means of reaching local customers.

Risk associated with the business of the PCS Group may adversely affect overall Sprint performance.

   PCS Group Network Buildout. The PCS Group has significant buildout and expansion activities to complete. As the PCS Group continues the buildout and expansion of its PCS network, it must:

  .  obtain rights to a large number of cell sites;

  . obtain zoning variances or other approvals or permits for network construction;

  . complete the radio frequency design, including cell site design, frequency planning and network optimization, for each of its remaining markets;

  . complete the fixed network implementation, which includes designing and installing network switching systems, radio systems, interconnecting facilities and systems, and operating support systems; and

  . build and maintain additional network capacity to satisfy customer growth in certain areas where initial buildout has occurred.

   Network buildout and expansion may not occur as scheduled, when the FCC requires, or at the cost that the PCS Group has estimated. Problems in vendor equipment availability or performance could delay the launch of operations in new markets or result in increased costs in all markets. Failure or delay to complete the buildout of the network and launch operations, or increased costs of buildout and launch of operations, could have a material adverse effect on the operations and financial condition of the PCS Group or Sprint as a whole.

   The PCS Group expects to continue to supplement its own network buildout by entering into affiliation arrangements with other companies. Under these arrangements, these companies offer PCS services under the Sprint PCS brand name, pay a fee to Sprint, and complete network buildout at their own expense. Sprint has entered into affiliation arrangements with 16 companies as of September 30, 1999. The related PCS networks are in various stages of network buildout. There can be no certainty that these companies will obtain the necessary financing to complete and operate their networks.

   PCS Group Internal Support Systems. The successful growth of the PCS Group's business is dependent on its ability to expand and maintain customer care, network management, billing and other financial and management systems. Ensuring adequate billing system capacity for anticipated customer growth is dependent on a number of factors, including forecasts of customer growth and usage patterns and adequate software releases from third-party vendors. In addition, the rapid expansion of the PCS Group's operations has placed increasing demands on the PCS Group's customer care systems and processes as well as management information and financial systems and controls. Any failure by the PCS Group to maintain these systems and expand them as necessary could impair the financial performance of the PCS Group or Sprint as a whole.

   The PCS Group relies upon third-party vendors for a significant number of important functions and components of its internal support systems. In the past, some vendors have not had systems available to fully meet the PCS Group's requirements, which has required ongoing development work on these systems. The failure to maintain, expand, integrate or deploy any of these systems in a timely manner could have a material adverse effect on the PCS Group's competitive position and its ability to grow, retain and service its customer base, collect revenues from its customers, and provide critical management and financial information on a timely and accurate basis.

   Significant Change in Wireless Industry. The wireless telecommunications industry is experiencing significant technological change, including improvements in the capacity and quality of digital technology. This causes uncertainty about future customer demand for the PCS Group's services and the prices that we will be able to charge for these services. This rapid change may lead to the development of wireless telecommunications service or alternative service that consumers prefer over PCS. There is also uncertainty as to the extent to which airtime charges and monthly recurring charges may continue to decline. As a result, the future prospects of the wireless industry and the PCS Group and the success of PCS and other competitive services remain uncertain.

   Customer Churn. The PCS Group has experienced a higher rate of customer churn as compared to cellular industry averages. A high rate of customer churn could have a material adverse effect on the operations and financial condition of the PCS Group or Sprint as a whole. Although the PCS Group has implemented and plans to continue implementing strategies to address customer churn, these strategies may not be successful and the rate of customer churn may not decline.

Failure by either Sprint or Sprint's affiliates or any significant third-party service provider to be Year 2000 compliant in a timely manner could have a material adverse effect on Sprint's operations.

   The "Year 2000" issue affects all of Sprint's installed computer systems, network elements, software applications, and other business systems that have time-sensitive programs that may not properly reflect or recognize the year 2000. Because many computers and computer applications define dates by the last two digits of the year, "00" may not be properly identified as the year 2000. This error could result in miscalculations or system failures. The Year 2000 issue may also affect the systems and applications of Sprint's customers, vendors, resellers or affiliates.

   The FON Group has incurred approximately $220 million in costs from inception of its Year 2000 remediation program through June 1999 and expects to incur approximately $30 million through the remainder of 1999. The PCS Group has incurred approximately $25 million from the inception of its Year 2000 remediation program through June 1999 and expects to incur approximately $25 million through the remainder of 1999. We are using both internal and external resources to identify, correct or reprogram, and test our systems for Year 2000 compliance. We are also contacting others with which we conduct business to receive the appropriate warranties and assurances that those third parties are or will be Year 2000 compliant. We are developing and will implement, if necessary, appropriate contingency plans to mitigate to the extent possible the effects of any Year 2000 noncompliance. However, these contingency plans may not be adequate and the cost of achieving Year 2000 compliance may be higher than anticipated.

   We have begun to review the risks related to a worst case scenario that could result from a Year 2000 related failure. This scenario could result in a temporary disruption to normal business operation and could impact our financial performance. Based upon the work completed to date, we believe that such an occurrence is unlikely. Nevertheless, certain elements related to the Year 2000 readiness of suppliers, utilities, interconnecting carriers and customers are beyond our control and could fail. At this point, we do not believe that the failure of these elements could cause a major breakdown within our normal operations.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus supplement includes and incorporates by reference "forward-looking statements" within the meaning of the securities laws. All statements regarding the expected financial position, business and financing plans of Sprint, the FON Group and the PCS Group and statements that are not historical facts are "forward-looking statements". These forward-looking statements, including statements relating to the future business prospects, revenues, working capital, liquidity, capital needs, PCS network buildout, interest costs and income, in each case relating to Sprint, the FON Group and the PCS Group, are estimates and projections reflecting our best judgment and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include:

  . the effects of vigorous competition in the markets in which Sprint operates;

  . the costs and business risks associated with entering new markets necessary to provide nationwide services and providing new services;

  .  the ability of the PCS Group to establish a significant market presence;

  . the uncertainties related to Sprint's investments in Global One and other joint ventures;

  . the effects of mergers and consolidations within the telecommunications industry;

  . the impact of any unusual items resulting from ongoing evaluations of Sprint's business strategies;

  . requirements imposed on Sprint or latitude allowed to our competitors by the FCC or state regulatory commissions under the Telecommunications Act of 1996 or other applicable laws and regulations;

  .  unexpected results of litigation filed against Sprint;

  .  the impact of the Year 2000 issue and any related non-compliance;

  . the possibility of one or more of the markets in which Sprint competes being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes or other external factors over which we have no control; and

  .  those factors listed in this prospectus supplement under "Risk Factors".

   The words "estimate" "project", "intend", "expect", "believe" and similar expressions identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus supplement and the other documents incorporated by reference in this prospectus supplement. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement.

   We have no obligation to revise these forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events. Moreover, in the future, we may make forward-looking statements about the matters described in this prospectus supplement or other matters concerning Sprint or any Sprint affiliate.

                              RECENT DEVELOPMENTS

   On October 4, 1999, Sprint entered into a definitive merger agreement with MCI WORLDCOM, Inc., providing for the merger of Sprint with and into MCI WorldCom. Under the agreement, each share of Sprint's FON common stock will be exchanged for $76.00 of MCI WorldCom common stock, subject to a collar. In addition, each share of Sprint's PCS common stock will be exchanged for one share of a new WorldCom PCS Tracking Stock and 0.1547 shares of MCI WorldCom common stock. The terms of the Worldcom PCS Tracking Stock will be equivalent to those of Sprint's PCS common stock and will track the performance of the PCS business of the surviving company. The merger will be accounted for as a purchase.

   The actual number of shares of MCI WorldCom common stock to be exchanged for each share of Sprint's FON common stock will be determined based on the average trading prices prior to the closing, but will not be less than 0.9400 shares (if MCI WorldCom's average stock price exceeds $80.85) or more than 1.2228 shares (if MCI WorldCom's average stock price is less than $62.15).

   The merger is subject to the approvals of the stockholders of Sprint and MCI WorldCom as well as customary regulatory approvals and certain other conditions as specified in the merger agreement. There can be no assurance that the merger will take place.

   If the merger occurs, the notes issued by Sprint will become the obligations of the surviving company in the merger, while the notes issued by Sprint Capital will remain obligations of Sprint Capital but will be guaranteed by the surviving company in the merger.

   MCI WorldCom is a leading provider of telecommunication services. MCI WorldCom is a public company and files annual, quarterly and special reports, proxy statements and other information with the SEC. These filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document MCI WorldCom files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

   Sprint and MCI WorldCom will send a joint proxy statement relating to the merger to their stockholders late in 1999 or early in 2000. The proxy statement will contain pro forma financial information that describes the combined operations of the two companies. The pro forma financial information will describe purchase accounting and other adjustments and charges related to the merger.

   You should refer to Sprint's Current Report on Form 8-K dated October 5, 1999 for more information regarding the merger agreement.

                              DESCRIPTION OF NOTES

   The Medium-Term Notes are to be issued under the indentures referred to in the accompanying prospectus. The Medium-Term Notes issued by Sprint will be a series of notes under the Sprint indenture and the Medium-Term Notes issued by Sprint Capital will be a separate series of notes under the Sprint Capital indenture. We have initially designated Bank One, N.A. as our paying agent and registrar for the notes.

General

   The following summarizes certain terms of the notes. You should refer to the indentures, copies of which are filed as exhibits to the registration statement of which this prospectus supplement forms a part. A number of terms used in this prospectus supplement have the same meanings as in the indentures.

   Unless otherwise indicated in the applicable pricing supplement, currency amounts in this prospectus supplement, the accompanying prospectus and any pricing supplement are stated in United States dollars, "U.S. dollars" or "$".

   Each note will mature nine months or more from the date of issue and may be subject to redemption at our option or repurchased at the option of the holder prior to the stated maturity as set forth below under "Redemption and Repayment". Each note will bear interest at either a fixed rate or a floating rate. Floating rates are determined by various formulas which will be specified in the applicable pricing supplement.

   The notes will be issued in fully registered form in denominations of $1,000 and integral multiples of $1,000 unless otherwise specified in the applicable pricing supplement. Notes denominated in other currencies will be sold in denominations specified in the applicable pricing supplement.

   The pricing supplement relating to a note will describe the following terms:

  .  whether the note is being issued by Sprint or Sprint Capital;

  . the specified currency with respect to the note, if other than U.S. dollars, and if other than U.S. dollars, certain other terms relating to the note, including denominations;

  .  whether the note bears interest at a fixed rate or a floating rate;

  . the issue price of the note, expressed as a percentage of the aggregate principal amount of the note;

  .  the date on which the note will be issued;

  .  the date on which the note will mature;

  . if the note is a fixed rate note, the interest rate per year at which the note will bear interest and any other terms relating to the particular method of calculating the interest rate or rates for the note;

  . if the note is a floating rate note, the base rate, the initial interest rate, the interest payment dates, the reset period and dates, the index maturity, any maximum interest rate and minimum interest rate, any spread and/or spread multiplier and any other terms relating to the particular method of calculating the interest rate or rates for the note;

  . whether the note is an original issue discount note and, if it is, the yield to maturity;

  . if the note is an indexed note, the manner in which the principal amount and interest will be determined;

  . whether the note may be redeemed or repaid before stated maturity, and if so, the provisions relating to the redemption or repayment;

  . whether the note will be issued initially as a book-entry note or a certificated note; and

  . any other terms of the note not inconsistent with the provisions of the indentures.

   Each note will be issued initially as either a book-entry note or a certificated note. The depositary for the book-entry notes will initially be The Depository Trust Company in New York City ("DTC").

Payment of Principal and Interest

   Unless specified otherwise in the applicable pricing supplement, the notes will be denominated in U.S. dollars and payments of principal and any premium and interest on the notes will be made in U.S. dollars. If any of the notes are denominated in a foreign currency (a currency other than U.S. dollars) or currency unit, or if the principal and any premium and interest on any of the notes is payable at the option of the holder or us in a currency, including a currency unit, other than that in which the note is denominated, the applicable pricing supplement will provide exchange rate information and other information of interest to the holders. See "Important Currency Information".

   Interest on certificated notes, other than interest payable at maturity or upon redemption, will be paid by check mailed to the holder. A holder of $10,000,000 or more in aggregate principal amount of certificated notes of like tenor and terms will be entitled to receive payment of interest by wire transfer in immediately available funds, but only if the paying agent has received appropriate instructions in writing on or before the applicable record date for the payment of interest.

   The paying agent will make payments of principal and any premium and interest on certificated notes payable at maturity or, if applicable, upon redemption or repayment, in immediately available funds upon surrender of the notes accompanied by appropriate wire transfer instructions at the principal corporate trust office of the paying agent. In order to receive payments in immediately available funds you must present your certificated notes to the paying agent in time for the paying agent to make payments in immediately available funds in accordance with its normal procedures.

   Payments on book-entry notes will be made to DTC. See "--Book-Entry Notes".

   Certificated notes may be presented for registration of transfer or exchange at the principal corporate trust office of the trustee. Book-entry notes may be transferred or exchanged through a participating member of DTC. See "--Book-Entry Notes".

   An original issue discount note is a note issued at a price lower than the principal amount and provides that upon redemption or acceleration of the note an amount less than the principal amount shall become due and payable. In the event of redemption or acceleration of an original issue discount note, the amount payable to the holder of the note will be determined in accordance with the terms of the note. For information respecting "original issue discount" for United States federal income tax purposes, see "Certain United States Federal Income Tax Consequences--Original Issue Discount".

Interest and Interest Rates

   Each note will bear interest from the date of issue at the fixed rate per year, or at the rate per year determined by the interest rate formula, stated in the note and in the applicable pricing supplement until the principal of the note is paid or made available for payment. We will pay interest on each interest payment date and at maturity or upon earlier redemption or repayment. The paying agent will pay the interest to the holder at the close of business on the record date; provided, however, that interest payable at maturity will be payable to the person to whom principal is payable. Unless specified otherwise in the applicable pricing supplement, the paying agent will make the first payment of interest on any note originally issued between a record date and an interest payment date on the interest payment date following the next record date to the holder on that next record date.

   We may post offerings for new issues of notes at various interest rates, or interest rate formulas, from time to time, but these offers will not affect any note already issued or for which we have accepted an offer. Interest rates on notes we offer may differ depending upon, among other things, the aggregate principal amount of notes purchased in any transaction. Notes with similar variable terms but different interest rates may be offered at the same time. We may also offer notes having different terms at the same time.

   Unless otherwise indicated in the applicable pricing supplement, the interest payment dates and the record dates for fixed rate notes will be as described below under "--Fixed Rate Notes". Unless otherwise specified in the applicable pricing supplement, the interest payment dates for floating rate notes will be as described below under "--Floating Rate Notes". Each record date for a floating rate note will be the fifteenth calendar day preceding each interest payment date, whether or not that day is a business day. If an interest payment date for any floating rate note falls on a day that is not a business day with respect to that note, the interest payment date will be the next business day with respect to the note. In the case of a LIBOR note, if the next business day would fall in the next calendar month, the interest payment date will be the preceding day that is a business day with respect to the LIBOR note. If the maturity of a floating rate note falls on a day that is not a business day, the payment of principal and any premium and interest will be made on the next business day, and no interest on the payment will accrue for the period after the maturity.

   Each note will bear interest at either:

  .  a fixed rate or rates; or

  . a floating rate determined by reference to an interest rate formula, which may be based upon an index maturity.

   A floating rate note may also have either or both of the following:

  . a maximum interest rate, or ceiling, on the rate of interest which may accrue during any interest period; and

  . a minimum interest rate, or floor, on the rate of interest which may accrue during any interest period.

   The interest rate on the floating rate notes will not be higher than the maximum rate permitted by applicable law. Under New York law in effect as of the date of this prospectus supplement, subject to certain exceptions, the maximum rate of simple interest for any loan in an amount less than $250,000 is 16% per year. For any loan in the amount of $250,000 or more but less than $2,500,000, the maximum rate is 25% per year on a simple interest basis. The limit may not apply to floating rate notes in which you have invested $2,500,000 or more.

   The calculation agent will round all percentages resulting from any calculation on floating rate notes to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards (for example, 9.876545% or .09876545 being rounded up to 9.87655% or
 .0987655). The calculation agent will round all dollar amounts used in or resulting from this calculation to the nearest cent or, in the case of notes denominated in other than United States dollars, the nearest unit, with one-half cent or unit being rounded upward.

Fixed Rate Notes

   Each fixed rate note will bear interest from its date of issue at the annual rate stated in the applicable pricing supplement. Unless otherwise stated in the applicable pricing supplement, the interest payment dates for the fixed rate notes will be March 1 and September 1 of each year and the record dates will be February 15 and August 15 of each year. Interest on fixed rate notes will be computed and paid on the basis of a 360-day year. Interest payments on fixed rate notes will equal the amount of interest accrued from and including the prior interest payment date or from and including the date of issue, but excluding the related interest payment date or maturity date. If any interest payment date or the maturity date of a fixed rate note falls on a day that is not a business day, the payment of principal and any premium or interest will be made on the next business day, and no interest will accrue on the amount payable for the period from and after the interest payment date or maturity date.

Floating Rate Notes

   The interest rate on each floating rate note will equal the interest rate calculated by reference to the interest rate formula specified in the applicable pricing supplement, adjusted for any spread and/or spread multiplier.

   The applicable pricing supplement relating to a floating rate note will designate one or more interest rate bases for the floating rate note. The basis or bases will be determined by reference to:

  . the commercial paper rate, in which case the note will be a commercial paper rate note;

  .  the federal funds rate, in which case the note will be a fed funds note;

  .  the CD rate, in which case the note will be a CD rate note;

  .  LIBOR, in which case the note will be a LIBOR note;

  .  the prime rate, in which case the note will be a prime rate note;

  . the United States Department of the Treasury (the "Treasury") rate, in which case the note will be a Treasury rate note; or

  . another interest rate basis or formula set forth in the pricing supplement.

   The applicable pricing supplement for a floating rate note also will specify any spread and/or spread multiplier and any maximum or minimum interest rate limitation applicable to each note.

   The rate of interest on each floating rate note will be reset on the interest rate reset date, as specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, the interest rate reset date will be:

  .  in the case of floating rate notes that reset daily, each business day;

  . in the case of floating rate notes (other than Treasury rate notes) which reset weekly, the Wednesday of each week;

  . in the case of Treasury rate notes which reset weekly, except as set forth below, the Tuesday of each week;

  . in the case of floating rate notes which reset monthly, the third Wednesday of each month;

  . in the case of floating rate notes which reset quarterly, the third Wednesday of March, June, September and December;

  . in the case of floating rate notes which reset semi-annually, the third Wednesday of two months of each year, as specified in the applicable pricing supplement; and

  . in the case of floating rate notes which reset annually, the third Wednesday of one month of each year, as specified in the applicable pricing supplement.

   If any interest rate reset date for any floating rate note is not a business day for that floating rate note, the interest rate reset date for that floating rate note will be postponed to the next day that is a business day for that floating rate note. In the case of a LIBOR note, if the postponement date is in the next calendar month, the interest rate reset date will be the preceding business day. Unless otherwise indicated in the applicable pricing supplement and except as provided below, interest will be payable in each case at maturity and:

  . in the case of floating rate notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year;

  . in the case of floating rate notes which reset quarterly, on the third Wednesday of March, June, September and December of each year;

  . in the case of floating rate notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable pricing supplement; and

  . in the case of floating rate notes which reset annually, on the third Wednesday of the month specified in the applicable pricing supplement.

   Unless otherwise indicated in the applicable pricing supplement, interest payments for floating rate notes will be the amount of interest accrued from and including the date of issue or the most recent date for which interest has been paid or provided, to but excluding the interest payment date or maturity date. The calculation agent will calculate accrued interest from the date of issue or from the last date to which interest has been paid by multiplying the face amount of a floating rate note by an interest factor. The calculation agent will compute the interest factor by adding the interest factors calculated for each day in the period for which interest is being calculated. The calculation agent will compute the interest factor for each day by dividing the interest rate applicable to that date by 360, in the case of commercial paper rate notes, fed funds notes, CD rate notes, LIBOR notes and prime rate notes or by the actual number of days in the year in the case of Treasury rate notes.

   The interest determination date pertaining to an interest rate reset date for a commercial paper rate note, a fed funds note, a CD rate note and a prime rate note will be the second business day before the interest rate reset date. The interest determination date pertaining to an interest rate reset date for a LIBOR note will be the second London business day before that interest rate reset date. The interest determination date pertaining to an interest rate reset date for a Treasury rate note will be the day of the week on which Treasury bills would normally be auctioned in the week in which that interest rate reset date falls. Treasury bills are usually sold at auction on Monday of each week. If that day is a legal holiday, the auction is usually held on the following Tuesday, but may be held on the preceding Friday. If the auction is held on the preceding Friday, that Friday will be the Treasury interest determination date pertaining to the interest rate reset date occurring in the next week. If an auction date for Treasury bills falls on any interest rate reset date for a Treasury rate note, then the interest rate reset date will instead be the first business day following that auction date.

   The interest rate in effect from the date of issue to the first interest rate reset date with respect to a floating rate note will be the initial interest rate stated in the note and in the applicable pricing supplement. Unless otherwise specified in an applicable pricing supplement, the interest rate in effect for the three calendar days immediately before maturity will be that interest rate in effect on the third calendar day preceding maturity.

   Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect. If it has been determined, the calculation agent will also provide the interest rate that will become effective as a result of a determination made on the most recent interest determination date with respect to that floating rate note. Unless otherwise provided in the applicable pricing supplement, Bank One, N.A., will be the calculation agent with respect to the floating rate notes.

 Commercial Paper Rate

   Unless otherwise indicated in the applicable pricing supplement, "commercial paper rate" means, for any commercial paper interest determination date, the money market yield on that date for commercial paper having the index maturity specified in the applicable pricing supplement, as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the caption "Commercial Paper--Nonfinancial". The calculation agent will follow the following procedures if the commercial paper rate described above is not published by 9:00 a.m., New York City time, on the calculation date pertaining to that commercial paper interest determination date:

  . the commercial paper rate will be the money market yield on that commercial paper interest determination date for commercial paper having the index maturity specified in the applicable pricing supplement as published in the daily update of H.15(519), available through the world wide web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h151/update, or any successor site or publication ("H.15 Daily Update") under the heading "Commercial Paper-- Nonfinancial";

  . if that rate is not yet published by 3:00 p.m., New York City time, on the calculation date pertaining to the commercial paper interest determination date, then the calculation agent will determine the commercial paper rate for that commercial paper interest determination date to be the money market yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on that commercial paper interest determination date, of three leading dealers of commercial paper in New York City selected by the calculation agent for commercial paper having the index maturity specified in the applicable pricing supplement placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency; or

  . if the dealers selected by the calculation agent are not quoting as mentioned above, the commercial paper rate will remain the commercial paper rate then in effect on that commercial paper interest determination date.

 Fed Funds Rate

   Unless otherwise indicated in the applicable pricing supplement, "fed funds rate" means, for any fed funds interest determination date, the rate on that date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)". If not published by 9:00 a.m., New York City time, on the calculation date pertaining to that fed funds interest determination date, the fed funds rate will be:

  .  the rate on that fed funds interest determination date as published in
     H.15 Daily Update under the heading "Federal Funds (Effective)";

  . if the rate described above is not published by 3:00 p.m., New York City time, on that calculation date, then the fed funds rate on that fed funds interest determination date will be the arithmetic mean of the rates as of 9:00 a.m., New York City time, on that fed funds interest determination date for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in New York City selected by the calculation agent; or

  . if the brokers selected as described above by the calculation agent are not quoting, the fed funds rate with respect to that fed funds interest determination date will remain the fed funds rate then in effect on that fed funds interest determination date.

 CD Rate

   Unless otherwise indicated in the applicable pricing supplement, "CD rate" means, for any CD interest determination date, the rate on that date for negotiable certificates of deposit having the index maturity specified in the applicable pricing supplement, as published in H.15(519) under the heading "CDs (Secondary Market)". If not published by 9:00 a.m., New York City time, on the calculation date pertaining to that CD interest determination date, the CD rate will be:

  . the rate on that CD interest determination date for negotiable certificates of deposit having the index maturity specified in the applicable pricing supplement, as published in H.15 Daily Update under the heading "CDs (Secondary Market)";

  . if that rate is not published by 3:00 p.m., New York City time, on the calculation date, then the CD rate on that CD interest determination date will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that CD interest determination date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City selected by the calculation agent for negotiable certificates of deposit of major United States money market banks (in the market for negotiable certificates of deposit) with a remaining maturity closest to the index maturity designated in the applicable pricing supplement in a denomination of $5,000,000 or, if greater, an amount that is representative for a single transaction in that market at the time; or

  . if the dealers selected as described above by the calculation agent are not quoting as mentioned above, the CD rate with respect to that CD interest determination date will remain the CD rate then in effect on that CD interest determination date.

 LIBOR

   Unless otherwise indicated in the applicable pricing supplement, the calculation agent will determine "LIBOR" in accordance with the following provisions:

  The applicable pricing supplement will specify that, on each LIBOR interest determination date, LIBOR will be one of the following:

  . the arithmetic mean of the offered rates for deposits in U.S. dollars having the index maturity designated in that pricing supplement, commencing on the second London business day following that LIBOR interest determination date, that appear on the Reuters page LIBO as of 11:00 a.m., London time, on that LIBO interest determination date, if at least two of these offered rates appear on the Reuters page LIBO ("LIBOR Reuters"), or

  . the rate for deposits in U.S. dollars having the index maturity designated in that pricing supplement, commencing on the second London business day following that LIBOR interest determination date, that appears on Telerate page 3750 as of 11:00 a.m., London time, on that LIBOR interest determination date ("LIBOR Telerate").

   If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable pricing supplement, the calculation agent will determine LIBOR as if LIBOR Telerate had been specified. If fewer than two offered rates appear on the Reuters page LIBO, or if no rate appears on Telerate page 3750, as applicable, the calculation agent will determine LIBOR in respect of that LIBOR interest determination date as if the parties had specified the rate described below:

  . The calculation agent will determine LIBOR on the basis of the rates at which deposits in U.S. dollars having the index maturity specified in the applicable pricing supplement are offered at approximately 11:00 a.m., London time, on that LIBOR interest determination date by four major banks in the London interbank market, selected by the calculation agent after consultation with Sprint or Sprint Capital, to prime banks in the London interbank market, commencing on the second London business day following that LIBOR interest determination date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in that market at that time. The calculation agent will request the principal London office of each of the reference banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for that LIBOR interest determination date will be the arithmetic mean of those quotations;

  . if fewer than two quotations are provided, LIBOR for that LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on that LIBOR interest determination date by three major banks in New York City selected by the calculation agent after consultation with Sprint or Sprint Capital, for loans in U.S. dollars to leading European banks having the index maturity specified in the pricing supplement, commencing on the second London business day following that LIBOR interest determination date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in that market at that time; or

  . if the banks selected by the calculation agent are not quoting as mentioned above, LIBOR for that LIBOR interest determination date will remain the interest rate then in effect on that LIBOR interest determination date.

 Prime Rate

   Unless otherwise indicated in the applicable pricing supplement, "prime rate" means, for any prime interest determination date, the rate set forth in H.15(519) for that date opposite the caption "bank prime loan" or, if not published by 3:00 p.m., New York City time, on the calculation date pertaining to the prime interest determination date, the prime rate will be:

  . the arithmetic mean of the rates of interest quoted on the Reuters page USPRIME I by each bank named as that bank's prime rate or base lending rate as in effect for that prime interest determination date;

  . if fewer than four of those rates appear on the Reuters page USPRIME I for the prime interest determination date, the rate will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that date by at least two of the three major money center banks in New York City selected by the calculation agent;

  . if fewer than two quotations are quoted as mentioned above, the prime rate for that prime interest determination date will be the arithmetic mean of the prime rates quoted in New York City on that date by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any state in the United States, having total equity capital of at least $500 million and being subject to supervision or examination by a federal or state authority, selected by the calculation agent; or

  . if the banks or trust companies selected as described above are not quoting, the prime rate with respect to that prime interest determination date will remain the interest rate then in effect on that prime interest determination date.

 Treasury Rate

   Unless otherwise indicated in the applicable pricing supplement, "Treasury rate" means, for any Treasury interest determination date, the rate for the most recent auction of direct obligations of the United States government ("Treasury bills") having the index maturity specified in the applicable pricing supplement as that rate appears on either Telerate Page 56 or Page 57 under the heading "INVESTMENT RATE". The calculation agent will follow the following procedures if the above rate is not published by 9:00 a.m., New York City time, on the calculation date pertaining to that Treasury interest determination date:

  . the Treasury rate will be the auction average rate expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis as otherwise announced by the United States Department of the Treasury;

  . if the results of the auction of Treasury bills having the index maturity specified in the applicable pricing supplement are not published or reported as provided above by 3:00 p.m., New York City time, on the calculation date, or if no auction is held on that interest determination date, the Treasury rate will be the bond equivalent yield of the rate set forth in H.15(519) for that interest determination date opposite the index maturity under the caption "U.S. Government Securities/Treasury Bills/Secondary Market";

  . if the above rate is not published in H.15(519) on the calculation date, the Treasury rate will be the rate set forth in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying that rate, for that interest determination date in respect of the index maturity under the caption "U.S. Government Securities/Treasury Bills/Secondary Market";

  . if the above rate is not published in H.15(519), H.15 Daily Update or another recognized source, then the calculation agent will determine the Treasury rate to be a yield to maturity, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on that interest determination date, of three leading primary United States government securities dealers selected by the calculation agent after consultation with Sprint or Sprint Capital for the issue of Treasury bills with a remaining maturity closest to the applicable index maturity specified in the pricing supplement; or

  . if the dealers selected as described above are not quoting as mentioned above, the Treasury rate with respect to that interest determination date will remain the Treasury rate then in effect on that interest determination date.

Indexed Notes

   We may issue notes as indexed notes. The calculation agent will determine the principal amounts payable at maturity and/or the interest rate to be paid on indexed notes by reference to the relationship between two or more currencies, to the price of one or more specified securities or commodities, to one or more securities or commodities exchange indices or other indices or other similar methods or formulas. The applicable pricing supplement relating to an indexed note will describe, as applicable, the method by which the amount of interest payable on any interest payment date and the amount of principal payable at maturity will be determined, certain special tax consequences of the purchase, ownership or disposition of the indexed notes, certain risks associated with an investment in the indexed notes and other information relating to the indexed notes.

   Unless otherwise specified in the applicable pricing supplement, the minimum principal amount payable at maturity in respect of any indexed note will be zero.

   Unless otherwise specified in the applicable pricing supplement, (1) for purposes of determining whether holders of the requisite principal amount of securities outstanding under the indentures have made a demand or given a notice or waiver or taken any other action, the outstanding principal amount of indexed notes will be deemed to be the U.S. dollar equivalent, determined on the original issue date of that indexed note, of that principal and (2) if the payment of principal of and interest on any indexed note is accelerated in accordance with the provisions described under "Description of Debt Securities--Events of Default" in the accompanying prospectus, then we shall pay to the holder of that indexed note on the date of acceleration the principal amount that would be paid as if such date were treated as the maturity date.

Amortizing Notes

   We may offer amortizing notes. Unless otherwise specified in the applicable pricing supplement, the calculation agent will compute interest on each amortizing note on the basis of a 360-day year. Payments with respect to amortizing notes will be applied first to interest and then to principal. The applicable pricing supplement will provide additional information concerning terms and conditions of any issue of amortizing notes. The applicable pricing supplement and the amortizing notes will contain a table setting forth repayment information in respect of each amortizing note.

Interest Rate Reset Notes

   If we have the option to reset the interest rate, in the case of a fixed rate note, or to reset the spread and/or spread multiplier, in the case of a floating rate note, the applicable pricing supplement relating to such note will indicate that option and

  . the date or dates on which the interest rate or spread and/or spread multiplier may be reset, each an "optional reset date", and

  .  any basis or formula for resetting.

   We may exercise our option by notifying the paying agent at least 45 but not more than 60 days before an optional reset date for a note, unless otherwise stated in the applicable pricing supplement. Not later than 40 days before that optional reset date, unless otherwise specified in the applicable pricing supplement, the paying agent will mail to the holder of the note a notice first class, postage prepaid, setting forth:

  . our election to reset the interest rate, or the spread and/or spread multiplier;

  .  the new interest rate or new spread and/or spread multiplier; and

  . any provisions for redemption during the period from the optional reset date to the next optional reset date or, if there is no next optional reset date, to the stated maturity of the note, each such period a "subsequent interest period", including the date or dates on which or the period or periods during which and the price or prices at which the redemption may occur during the subsequent interest period.

   Not later than 20 days before an optional reset date for a note, unless otherwise specified in the applicable pricing supplement, we may revoke the interest rate or the spread and/or spread multiplier provided for in the reset notice and establish a higher interest rate or a higher spread and/or spread multiplier for the subsequent interest period commencing on the optional reset date by mailing or causing the paying agent to mail notice of the higher interest rate or higher spread and/or spread multiplier, first class, postage prepaid, to the holder of the note. This notice will be irrevocable. All notes with respect to which the higher interest rate or higher spread and/or spread multiplier is reset on an optional reset date will bear the higher interest rate or higher spread and/or spread multiplier.

   If we elect to reset the interest rate or the spread and/or spread multiplier of your note, you will have the option to elect repayment of the note by us on any optional reset date at a price equal to the principal amount of the note plus any accrued interest to the optional reset date. In order for a note to be repaid on an optional reset date, you must follow the procedures set forth below under "--Redemption and Repayment"for optional repayment, except that:

  . the period for delivery of that note or notification to the paying agent will be a least 25 but not more than 35 days before to the optional reset date, unless otherwise specified in the applicable pricing supplement; and

  . you may by written notice to the paying agent revoke your tender of the note for repayment until the close of business on the tenth day before the optional reset date or, if the tenth day is not a business day, the business day immediately preceding that day.

Extendible Notes

   If we have the option to extend the stated maturity of any note, the applicable pricing supplement will indicate the option and any basis or formula for setting the interest rate, in the case of a fixed rate note, or the spread and/or spread multiplier, in the case of a floating rate note, for the extension period.

   We may exercise our option with respect to a note by notifying the paying agent at least 45 but not more than 60 days before the stated maturity of the note, unless otherwise provided in the applicable pricing supplement. No later than 40 days before the original stated maturity, unless otherwise specified in the applicable pricing supplement, the paying agent will mail to the holder of that note a notice relating to the extension period, first class, postage prepaid, setting forth:

  .  our election to extend the stated maturity of the note;

  .  the new stated maturity;

  . in the case of a fixed rate note, the interest rate for the extension period or, in the case of a floating rate note, the spread and/or spread multiplier for the extension period; and

  . any provisions for redemption during the extension period, including the date or dates on which or the period or periods during which and the price or prices at which redemption may occur.


   Upon the mailing by the paying agent of an extension notice to the holder of a note, the stated maturity of that note will be extended automatically as set forth in the extension notice, and, except as modified by the extension notice and as described in the next paragraph, the note will have the same terms as before the mailing of the extension notice.

   Not later than 20 days before the original stated maturity for a note, unless otherwise specified in the applicable pricing supplement, we may revoke the interest rate, in the case of a fixed rate note, or the spread and/or spread multiplier, in the case of a floating rate note, provided for in the extension notice and establish a higher interest rate, in the case of a fixed rate note, or a higher spread and/or spread multiplier, in the case of a floating rate note, for the extension period by mailing or causing the paying agent to mail notice of the higher interest rate or higher spread and/or spread multiplier, as the case may be, first class, postage prepaid, to the holder of that note. This notice will be irrevocable.

   If we elect to extend the stated maturity of your note, you will have the option to elect repayment of that note at the original stated maturity at a price equal to the principal amount plus any accrued interest, unless otherwise specified in the applicable pricing supplement. In order for a note to be repaid on the original stated maturity, you must follow the procedures set forth below under "Redemption and Repayment" for optional repayment, except that:

  . the period for delivery of the note or notification to the paying agent will be at least 25 but not more than 35 days before the original stated maturity unless otherwise specified in the applicable pricing supplement; and

  . you may by written notice to the paying agent revoke your tender for repayment until the close of business on the tenth day before the original stated maturity or, if the tenth day is not a business day, the business day immediately preceding that day.

Redemption and Repayment

   The applicable pricing supplement will indicate either that a note cannot be redeemed before its maturity or that it can be redeemed before its maturity at our option. If the note can be redeemed, the pricing supplement will set forth the terms of redemption. Unless otherwise specified in the applicable pricing supplement, the notes will not be subject to any sinking fund. We may redeem any of the notes that are redeemable and outstanding, either in whole or in part, upon not less than 30 nor more than 60 days' notice, unless otherwise specified in the applicable pricing supplement.

   Unless otherwise specified in the applicable pricing supplement, you cannot require repayment of your note before its stated maturity. If a note is repayable at your option before stated maturity, the applicable pricing supplement will set forth the date or dates you can require repayment and the price or prices of repayment, together with accrued interest to the date of repayment.

   In order for a note that is repayable at your option to be repaid, the paying agent must receive, at least 30 days but not more than 45 days before the repayment date, unless otherwise specified in the applicable pricing supplement, appropriate wire instructions and either:

  . the note with the form entitled "Option to Elect Repayment" attached to the note duly completed; or

  . a facsimile transmission or letter from a member of a national securities exchange or the NASD or a commercial bank or trust company in the United States setting forth your name, the principal amount of the note, the portion of the principal amount of the note to be repaid, the certificate number or a description of the tenor and terms of the note, a statement that the option to elect repayment is being exercised and a guarantee that the note to be repaid with the form entitled "Option to Elect Repayment" attached to the note duly completed will be received by the paying agent not later than five business days after the date of the facsimile transmission or letter. The paying agent must receive the note and form duly completed by that fifth business day.

   Exercise of the repayment option by the holder of a note will be irrevocable, except as otherwise described above under "--Interest Rate Reset Note" and "--Extendible Notes". You may exercise the repayment option for less than the entire principal amount of the note if the principal amount of the note remaining outstanding after repayment is an authorized denomination. No transfer or exchange of any note or, in the event that any note is to be repaid in part, the portion of the note to be repaid, will be permitted after exercise of a repayment option. The trustee will determine all questions as to the validity, eligibility, including time of receipt, and acceptance of any note for repayment. The determination of the trustee will be final.

   If a note is represented by a book-entry note, Cede & Co. or another nominee of DTC will be the holder of that note and will be the only entity that can exercise a right to repayment. In order to ensure that Cede & Co. or another nominee of DTC will timely exercise a right to repayment with respect to a particular note, the beneficial owner of that note must instruct the broker or other participant through which it holds an interest in that note to notify DTC of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a note in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to DTC.

   Unless otherwise specified in the applicable pricing supplement, if a note is an original issue discount note, the amount payable on that note in the event of redemption or repayment before its stated maturity will be the amortized face amount of that note, as specified in the applicable pricing supplement, as of the redemption date or the date of repayment, as the case may be.

Repurchase

   We may at any time purchase notes at any price or prices in the open market or otherwise. We may sell any notes purchased by us, or we may hold the notes or surrender them to the trustee for cancellation.

Combination of Provisions

   If specified in the applicable pricing supplement, any note may be subject to both of the provisions described above under "--Interest Rate Reset Notes" and "--Extendible Notes".

Other Provisions

   Any provisions with respect to the determination of an interest rate, the specifications of the interest rate, calculation of the interest rate applicable to, or the principal payable at maturity on, any note, its interest payment dates or any other matter relating thereto may be modified by the terms as specified under "Other Provisions" on the face of the note, or in an annex relating thereto if specified on the face of the note, and in the applicable pricing supplement.

Book-Entry Notes

   DTC will act as securities depositary for book-entry notes. We will issue the book-entry notes as fully-registered securities registered in the name of Cede & Co., the Depositary's nominee. We will issue one fully-registered global security for each issue of the notes, each in the aggregate principal amount of the issue. If the aggregate principal amount of any issue exceeds $200 million, we will issue one global security with respect to each $200 million of principal amount and an additional global security with respect to any remaining principal amount of the issue.

   Purchases of book-entry notes under DTC's system must be made by or through direct participants, which will receive a credit for the book-entry notes on DTC's records. The ownership interest of each actual purchaser of each book-entry note, the "beneficial owner", is recorded on the participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the book-entry notes are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in book-entry notes, except in the event that use of the book-entry system for one or more book-entry notes is discontinued.

   To facilitate subsequent transfers, all global securities deposited by participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of global securities with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the book-entry notes; DTC's records reflect only the identity of the direct participants to whose accounts such book-entry notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

   We will send redemption notices to Cede & Co. If we are redeeming less than all of the book-entry notes, and unless otherwise notified by either us or the trustee, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

   Neither DTC nor Cede & Co. will consent or vote with respect to book-entry notes. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the book-entry notes are credited on the record date (identified in a listing attached to the omnibus proxy).

   The paying agent will make principal and interest payments on the book-entry notes to DTC. DTC's practice is to credit direct participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices for the securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such participant and not of DTC, any agents, or us, subject to any statutory or regulatory requirements in effect. Payment of principal and interest to DTC is our responsibility or the responsibility of our agents, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of participants.

   A beneficial owner must give notice to elect to have its book-entry notes purchased or tendered, through its participant, to the paying agent, and must effect delivery of such book-entry notes by causing the participant to transfer the participant's interest in the book-entry notes, on DTC's records, to the paying agent. The requirement for physical delivery of book-entry notes in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the book-entry notes are transferred by direct participants on DTC's records.

   DTC may discontinue providing its services as securities depositary with respect to the book-entry notes at any time by giving reasonable notice to us or to our agents. Under such circumstances, in the event that a successor securities depositary is not appointed, certificated notes are required to be printed and delivered in exchange for the book-entry notes represented by the global securities held by DTC.

   We may decide to discontinue use of the system of book-entry transfers through DTC, or a successor securities depositary. In that event, certificated notes will be printed and delivered in exchange for the book-entry notes represented by the global securities held by DTC.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe are reliable, but we take no responsibility for the accuracy of the information.

   Neither we, the trustee, any paying agent, nor the registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

               CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

   The following summarizes certain United States federal income tax consequences of the purchase, ownership and disposition of notes as of the date of this prospectus supplement. Except where noted, this summary deals only with notes held as capital assets and does not deal with special situations. For example, this summary does not address:

  . tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, tax-exempt entities or life insurance companies;

  . tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

  . tax consequences to holders of notes whose "functional currency" is not the U.S. dollar;

  . tax consequences to shareholders, partners or beneficiaries of a holder of notes;

  .  alternative minimum tax consequences, if any; or

  .  any state, local or foreign tax consequences.

   The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, the "Code", and regulations, rulings and judicial interpretations as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below. We will summarize certain United States federal tax considerations relevant to a particular issue of the notes in the applicable pricing supplement.

   If you are considering the purchase of notes, you should consult your own tax advisors concerning the tax consequences to you in light of your particular situation.

Consequences to United States Holders

   The following is a summary of certain United States federal income tax consequences that will apply to you if you are a United States Holder of notes.

   Certain consequences to holders of notes that are not United States Holders, "Non-United States Holders", are described under "--Consequences to Non-United States Holders" below.

   "United States Holder" means a beneficial owner of a Note that is:

  .  a citizen or resident of the United States;

  . a corporation or other entity that is taxable as a corporation created or organized in or under the laws of the United States or any political subdivision of the United States;

  . an estate the income of which is subject to United States federal income taxation regardless of its source; or

  . a trust (a) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons or (b) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Payments of Interest

   Except as set forth below, interest on a note will generally be taxable to you as ordinary income from domestic sources at the time it is received or accrued in accordance with your method of accounting for tax purposes.

Original Issue Discount

   If you own notes issued with original issue discount, "OID", you will be subject to special tax accounting rules, as described in greater detail below. In that case, you should be aware that you generally must include

OID in gross income in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the notes, even if denominated as interest, to the extent those payments do not constitute qualified stated interest (as defined below). Notice will be given in the applicable pricing supplement when we determine that a particular note will be issued with OID, an "original issue discount note".

   A note with an issue price that is less than its "stated redemption price at maturity" generally will be treated as issued with OID if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years from the issue date to maturity or, in the case of an amortizing note, the "weighted average maturity", as defined in the U.S. Treasury Regulations. The term "stated redemption price at maturity" of a note means the sum of all payments to be made on the note other than "qualified stated interest". The "issue price" of each note in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public. The term "qualified stated interest" means stated interest on a note with a term of more than 1 year that is unconditionally payable in cash or in property, other than debt instruments of the issuer, and the interest to be paid meets all of the following conditions:

  .  it is payable at least once per year;

  .  it is payable over the entire term of the note; and

  . it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

   We will give you notice in the applicable pricing supplement when we determine that a particular note will bear interest that is not qualified stated interest.

   If you own a note issued with "de minimis OID", you generally must include the de minimis OID in income at the time payments (other than qualified stated interest) on the notes are made in proportion to the amount paid. "De minimis OID" means discount that is not treated as OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. Any amount of de minimis OID that you have included in income will be treated as capital gain.

   Certain of the notes may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at the option of the holder. Original issue discount notes containing those features may be subject to rules that differ from the general rules discussed in this prospectus supplement. Some, but not all, of the tax consequences of such options are discussed below under "--Extendible Notes, Reset Notes". If you are considering the purchase of original issue discount notes with those features, you should carefully examine the applicable pricing supplement and should consult your own tax advisors with respect to those features since the tax consequences to you with respect to OID will depend, in part, on the particular terms and features of the notes.

   If you own original issue discount notes with a maturity upon issuance of more than one year you generally must include OID in income in advance of the receipt of some or all of the related cash payments using the "constant yield method" described in the following paragraph. This method takes into account the compounding of interest. Under these rules, you generally will have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on notes held of record by persons other than corporations and other exempt holders.

   In general, the amount of OID that you must include in income if you are the initial United States Holder of an original issue discount note is the sum of the "daily portions" of OID with respect to the note for each day during the taxable year or portion of the taxable year in which you held that note, "accrued OID". The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an original issue discount note may be selected by the holder, may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period generally is an amount equal to the excess, if any, of (a) the note's adjusted issue price at the beginning of the accrual period times its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over (b) the amount of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. The "adjusted issue price" of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below) and reduced by any payments previously made on the note (other than qualified stated interest). In general, payments on an original issue discount note, other than payments of qualified stated interest, will be treated first as payment of accrued but previously unpaid OID, to the extent thereof, and then as payment of principal.

   Floating rate notes may be subject to special OID rules applicable to "variable rate notes". A "variable rate note" is a note that: (i) has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of (1) the product of (x) the total noncontingent principal payments, (y) the number of complete years to maturity and (z) .015, or (2) 15 percent of the total noncontingent principal payments, and (ii) does not provide for any stated interest other than stated interest compounded or paid at least annually at a variable rate meeting a number of technical criteria. The rules for determining whether a note meets these requirements are complicated, and will depend on the terms of the note as described in the applicable pricing supplement. If a floating rate note qualifies as a variable rate note, the U.S. Treasury Regulations dealing with OID specify the rules for determining the amount of qualified stated interest and the amount and accrual of any OID. In general, the stated interest on a variable rate note is treated as qualified stated interest. The amount and accrual of any OID generally is determined by assuming the variable rate note bears interest at a fixed rate equal to the variable rate in effect on the date the note was issued, subject to certain special rules.

   If you are considering the purchase of floating rate original issue discount notes, you should carefully examine the applicable pricing supplement and should consult your own tax advisors regarding the United States federal income tax consequences to you of holding and disposing of those notes, including whether or not any such note qualifies as a variable rate note.

   You may elect to include in gross income all interest that accrues on any note using the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. You must make this election for the taxable year in which you acquire the note, and you may not revoke the election without the consent of the Internal Revenue Service, the "IRS". You should consult with your own tax advisors about this election.

Short-Term Notes

   Notes that have a fixed maturity of one year or less, "short-term notes", will be treated as having been issued with OID because none of the interest will be treated as qualified stated interest. In general, an individual or other cash method United States Holder is not required to include such original issue discount in income as it accrues unless the United States Holder elects to do so. If you do not make such an election, any gain recognized by you on the sale or retirement of the short-term note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or, if you so elect, under the constant yield method (based on daily compounding), through the date of sale or retirement, and a portion of the deductions otherwise allowable to you for interest on any borrowings allocable to the short-term note will be deferred until a corresponding amount of income is realized. Accrual method holders, and certain other United States Holders including banks and dealers in securities, are required to include original issue discount on a short-term note in income as it accrues on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding). If you are considering the purchase of short-term notes, you should consult your tax advisors regarding the United States federal income tax consequences to you of holding and disposing of those notes.

Market Discount

   If you purchase a note, other than an original issue discount note, for an amount that is less than its stated redemption price at maturity or, in the case of an original issue discount note, its adjusted issue price as of the purchase date, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any partial principal payment (in the case of an original issue discount note, any payment that does not constitute qualified stated interest or accrued but unpaid OID) on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the accrued market discount on the note that you have not previously included in income. In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note.

   Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue on a constant interest rate method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest rate method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the IRS.

Acquisition Premium, Amortizable Bond Premium

   If you purchase an original issue discount note for an amount that is greater than its adjusted issue price but less than or equal to the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, you will be considered to have purchased that note at an "acquisition premium". Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the note for any taxable year will be reduced by a portion of the acquisition premium pursuant to a formula prescribed by the Code, unless you elect to treat all interest on the note, as adjusted for acquisition premium, as accruing on a constant yield basis, as described under "--Original Issue Discount", above.

   If you purchase a note, including an original issue discount note, for an amount in excess of the sum of all amounts payable on the note after the purchase date other than qualified stated interest, you will be considered to have purchased the note at a "premium" and, if it is an original issue discount note, you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under your regular accounting method. In the case of instruments that provide for alternative payment schedules, bond premium generally is calculated by assuming that (a) you will exercise or not exercise options in a manner that maximizes your yield, and (b) we will exercise or not exercise options in a manner that minimizes your yield. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the note. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the IRS.

Sale, Exchange and Retirement of Notes

   Your tax basis in a note will, in general, be your cost for that note, increased by OID, market discount or any discount with respect to a short-term note that you previously included in income, and reduced by any amortized premium and any cash payments on the note other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a note, you generally will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (other than amounts representing accrued and unpaid interest that you did not previously include in income, which generally will be taxable as such) and the adjusted tax basis of the note. Except as described above with respect to certain short-term notes, with respect to market discount or with respect to gain or loss attributable to changes in exchange rates as described below with respect to certain foreign currency notes (as defined below), gain or loss realized on a sale, exchange, retirement or other disposition of notes generally will be capital gain or loss. Capital gains of individuals derived from capital assets held for more than one year generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Extendible Notes and Interest Rate Reset Notes

   If we specify in an applicable pricing supplement relating to a note, we may have the option to extend the maturity of a note. See "Description of Notes-- Extendible Notes". In addition, we may have the option to reset the interest rate, the spread or the spread multiplier. See "Description of Notes--Interest Rate Reset Notes". If any of these options exist or are exercised, your tax treatment may depend, in part, on the terms established for those notes regarding exercise of any such option, the "revised terms". You may be treated for United States federal income tax purposes as having exchanged these notes, the "old notes", for new notes with the revised terms, the "new notes". If the exercise of the option by us is not treated as an exchange of old notes for new notes, you will not recognize gain or loss as a result of the exercise. If the exercise of the option is treated as an exchange of old notes for new notes, unless such exchange constitutes a reorganization, as defined for U.S. tax purposes, you would generally recognize gain or loss equal to the difference between the issue price of the new notes and your tax basis in the old notes.

   The presence of these options, as well as any option to redeem the notes prior to maturity whether at the option of the issuer or the holders of notes, may also affect the calculation of OID, among other things. Solely for purposes of the accrual of OID, if we have an option or combination of options to extend the term of the notes or to redeem them before maturity, we will be presumed to exercise this option or options in the manner that minimizes the yield on the notes. Conversely, if you have a put option, you will be presumed to exercise the option or options in a manner that maximizes the yield on the notes. If any such option or options are exercised or not exercised, as the case may be, in a manner that is contrary to the presumption described in the two preceding sentences, then, solely for purposes of the accrual of OID, the notes will be treated as reissued on the date of the change in circumstances for an amount equal to their adjusted issue price on that date. You should carefully examine the applicable pricing supplement and should consult your own tax advisors regarding the United States federal income tax consequences of holding and disposing of extendible notes, interest rate reset notes and renewable notes.

Foreign Currency Notes

   The following is a summary of the principal United States federal income tax consequences to you if you own a Note denominated in a specified currency other than the U.S. dollar. These are called "foreign currency notes".

 Interest Payments

   If you are a cash basis taxpayer, you are required to include in income the U.S. dollar value of interest payments you receive, based on the exchange rate in effect on the date of receipt, regardless of whether you convert the interest payments into U.S. dollars. You will not recognize exchange gain or loss upon the receipt of this payment.

   If you are an accrual basis taxpayer, you may determine the amount of income you recognize with respect to the interest payment in accordance with either of two methods. Under the first method, you will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during the year, determined by translating the interest at the average rate of exchange for the period or periods during which the interest accrued. Under the second method, you may elect to translate interest income at the spot rate on the last day of the accrual period, or last day of the taxable year in the case of an accrual period that straddles your taxable year, or on the date you receive the interest payment if the date is within five days of the end of the accrual period. When you receive an interest payment on, or dispose of, a note, you will recognize ordinary income or loss in an amount equal to the difference between the U.S. dollar value of the payment, or in the case of a disposition, that portion of the proceeds that represents accrued but unpaid interest, determined by translating any foreign currency received at the "spot rate" for the foreign currency on the date received, and the U.S. dollar value of the interest income that you have previously included in income with respect to the payment.

 Foreign Currency Original Issue Discount Notes

   OID on a note that is also a foreign currency note will be determined for any accrual period in the applicable foreign currency and then translated into U.S. dollars in the same manner as interest income accrued by a holder on the accrual basis, as described above. Additionally, you will recognize exchange gain or loss when the OID is paid or the note is disposed of to the extent of the difference between the U.S. dollar value of the accrued OID, determined in the same manner as for accrued interest, and the U.S. dollar value of the payment, or in the case of a disposition, that portion of the proceeds that represents accrued OID, determined by translating any foreign currency received at the spot rate for the foreign currency on the date of payment.

 Market Discount

   You will compute market discount, if any, on foreign currency notes in the applicable foreign currency. To determine the amount of market discount includible in income upon the retirement or disposition of a note, the accrued market discount will be translated into U.S. dollars at the spot rate on the date the foreign currency note is retired or you otherwise dispose of the note. If you have elected to accrue market discount currently, then the amount you accrue is determined in the foreign currency and then translated into U.S. dollars on the basis of the average exchange rate in effect during the accrual period. You will recognize exchange gain or loss with respect to market discount you accrue currently using the approach applicable to the accrual of interest income as described above.

 Amortizable Bond Premium

   You will compute bond premium, if any, on a foreign currency note in the applicable foreign currency. If you elect to amortize the premium, the amortizable bond premium will reduce interest income in the applicable foreign currency. At the time bond premium is amortized, you will realize exchange gain or loss, which is generally ordinary income or loss, based on the difference between spot rates at this time and at the time of acquisition of the foreign currency note. If you do not elect to amortize bond premium, you will translate the bond premium, computed in the applicable foreign currency, into U.S. dollars at the spot rate on the maturity date and the bond premium will constitute a capital loss which may be offset or eliminated by exchange gain.

 Sale or Other Disposition of Foreign Currency Note

   Your tax basis in a foreign currency note generally will be the amount of U.S. dollars you pay for the note. If the notes are traded on an established securities market, you are a cash basis taxpayer and you pay for the note in foreign currency, your initial basis will be the U.S. dollar value of that foreign currency on the settlement date of the purchase. If you are an accrual method taxpayer and you pay for the note in foreign currency, your initial basis will be the U.S. dollar value of that foreign currency on the date of purchase (although if the notes are traded on an established securities market, such taxpayers may elect to use the settlement date of the purchase, provided such election is applied consistently from year to year by the taxpayer).

   For purposes of determining the amount of any gain or loss you will recognize on the sale, exchange, retirement or other disposition of a foreign currency note, the amount realized upon the sale, exchange, retirement or other disposition will be the U.S. dollar value of the amount realized in foreign currency, other than amounts attributable to accrued but unpaid interest not previously included in the holder's income. In the case of a sale or disposition of notes that are traded on an established securities market, the U.S. dollar value of the amount realized is determined for cash basis taxpayers on the settlement date for the sale of the note, and for accrual basis taxpayers on the trade date for the sale (although such taxpayers can also elect the settlement date, as described above).

   You will recognize exchange gain or loss attributable to the movement in exchange rates between the time of purchase and the time of sale, exchange, retirement or other disposition of a foreign currency note. This gain or loss will be treated as ordinary income or loss. Your realization of this gain or loss will be limited to the amount of overall gain or loss realized on your sale of a foreign currency note. Under proposed U.S. Treasury Regulations issued on March 17, 1992, if a foreign currency note is denominated in a hyperinflationary currency, as defined in the Regulations, generally (a) you would realize exchange gain or loss with respect to movements in the exchange rate between the beginning and end of each taxable year, or the shorter period, that you held the note and (b) you would treat the exchange gain or loss as an addition or offset, respectively, to the accrued interest income on, and an adjustment to your tax basis in, the foreign currency note.

 Exchange Gain or Loss With Respect to Foreign Currency

   If you purchase a note with previously owned foreign currency, you will recognize exchange gain or loss at the time of purchase attributable to the difference at the time of purchase, if any, between your tax basis in the foreign currency and the fair market value of the note in U.S. dollars on the date of purchase. This gain or loss will be ordinary income or loss.

   Your tax basis in foreign currency received as interest on, or OID with respect to, or received on the sale, exchange, retirement or other disposition of, a foreign currency note will be the U.S. dollar value thereof at the spot rate at the time you receive the payment or, in the case of a sale or disposition of a note that is traded on an established securities market, the settlement or trade date as described above under "--Sale or Other Disposition of Foreign Currency Note". Gain or loss you recognize on a sale or other disposition of foreign currency will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in U.S. Treasury Regulations or administrative pronouncements of the IRS.

Indexed Notes

   If you purchase an indexed note, your tax treatment will depend on factors including the specific index or indices used to determine indexed payments on the note and the amount and timing of any contingent payments of principal and interest. If you are considering purchasing indexed notes, you should carefully examine the applicable pricing supplement and should consult your own tax advisor regarding the United States federal income tax consequences of holding and disposing of the notes.

Consequences to Non-United States Holders

   The following is a summary of certain United States federal income tax consequences that will apply to you if you are a Non-United States Holder of notes. Non-United States Holders should consult their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as any applicable tax treaties, with regard to an investment in notes in their particular circumstances.

 U.S. Federal Withholding Tax

   The 30% U.S. federal withholding tax generally will not apply to any payment of principal or interest, including OID, on notes provided that, in the case of interest:

  . you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Sprint or Sprint Capital entitled to vote;

  . you are not a controlled foreign corporation that is related to Sprint or Sprint Capital through stock ownership;

  . you are not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

  . either (a) you provide your name and address on an IRS Form W-8 or successor form, and certify, under penalty of perjury, that you are not a U.S. person or (b) a financial institution holding the notes on your behalf certifies, under penalty of perjury, that it has received an IRS Form W-8 or successor form from you as the beneficial owner and provides us with a copy.

   If you cannot satisfy the requirements described above, payments of interest, including OID, made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form 1001 or successor form claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty or (2) IRS Form 4224 or successor form stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

   Except as discussed below, the 30% U.S. federal withholding tax will not apply to any gain or income that you realize on the sale, exchange, retirement or other disposition of notes.

   The Treasury has promulgated final regulations that modify in certain respects the certification rules described above with respect to payments made after December 31, 2000. Non-United States Holders should consult their own advisors concerning the consequences to them, if any, of the final regulations.

 U.S. Federal Estate Tax

   Your estate will not be subject to U.S. federal estate tax on notes beneficially owned by you at the time of your death, provided that (a) you do not own 10% or more of the total combined voting power of all classes of stock of Sprint or Sprint Capital entitled to vote and (b) interest on those notes would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

 U.S. Federal Income Tax

   Except to the extent that an applicable tax treaty provides otherwise, if you are engaged in a trade or business in the United States and interest, including OID, received by you on the notes is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that interest and OID on a net income basis, in the same manner as if you were a United States Holder. In addition, if you are a corporation, you may be subject under certain circumstances to a branch 30% profits tax, which may be reduced or eliminated by an applicable income tax treaty.

   Any gain or income realized by you on the disposition of a note will generally not be subject to U.S. federal income or withholding tax unless:

  . that gain or income is effectively connected with the conduct of a trade or business in the United States by you (in which case the branch profits tax described in the preceding paragraph may also apply if you are a corporation);

  . you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  . you are subject to tax pursuant to provisions of the Code applicable to certain United States expatriates.

   To the extent any such gain represents accrued but unpaid interest on the note, the rules with respect to interest will apply, in the case of payments made on or before December 31, 2000, to determine the applicability of U.S. Federal income tax and, in the case of payments made after December 31, 2000, to determine the applicability of U.S. federal income tax and U.S. federal withholding tax. See "--U.S. Federal Withholding Tax".

Information Reporting and Backup Withholding

 United States Holders

   Under the tax rules concerning information reporting to the IRS:

  . Assuming you hold your notes through a broker or other securities intermediary, the intermediary is required to provide information to the IRS concerning interest and any sale, retirement or other disposition proceeds on your notes, unless an exemption applies.

  . Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

  . If you are subject to these requirements but do not comply, the intermediary is required to withhold 31% of all amounts payable to you on the notes (including principal payments). If the intermediary withholds payments, you may use the withheld amount as a credit against your federal income tax liability.

  . All United States Holders that are individuals are subject to these requirements. Some United States Holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

 Non-United States Holders

   The rules described above concerning information reporting and backup withholding apply to Non-United States Holders as follows:

  . Principal and interest payments received by you will be automatically exempt from the usual rules if you provide the tax certifications needed to avoid withholding tax on interest, as described above. The exemption does not apply if the recipient of the applicable form knows that the form is false. In addition, interest payments made to you will be reported to the IRS on Form 1042-S or successor form.

  . Sale proceeds you receive on a sale of your notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. You should consult your tax advisor concerning information reporting and backup withholding on a sale of a note.

 Final Regulations

   The final regulations described above under "Consequences to Non-United States Holders--U.S. Federal Withholding Tax", which are generally effective for payments made after December 31, 2000, also modify the information reporting and backup withholdings rules. You should consult your own tax advisor concerning the effect, if any, of the final regulations in your particular circumstances.

                         IMPORTANT CURRENCY INFORMATION

   If any note is not denominated in U.S. dollars, then certain provisions with respect to that note will be described in the applicable pricing supplement. The pricing supplement will specify the currency or currencies, including composite currencies, in which the principal and any premium and interest with respect to that note are to be paid. The pricing supplement will also describe any other relevant terms relating to the non-U.S. dollar denomination, including exchange rates for the foreign currency as against the U.S. dollar at selected times during the last five years and any exchange controls affecting that currency.

   Purchasers are required to pay for each note in the specified currency for the note. Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies and conversion of foreign currencies into U.S. dollars, and banks generally do not offer non-U.S. dollar checking or savings account facilities in the United States. However, if requested by a prospective purchaser of notes denominated in a specified currency other than U.S. dollars, the agent soliciting the offer to purchase will arrange for the conversion of U.S. dollars into the specified currency to enable the purchaser to pay for the notes. The requests must be made on or before the fifth business day before the date of delivery of the notes or by another date determined by the agent that presents the offer to us. Each conversion will be made by the relevant agent on the terms and subject to the conditions, limitations and charges as the agent may from time to time establish in accordance with its regular foreign exchange practice. All costs of exchange will be borne by the purchaser of the notes.

                              PLAN OF DISTRIBUTION

   We are offering the notes on a continuing basis through the agents listed on the cover, each of which has agreed to use its reasonable best efforts to solicit purchases of the notes. Unless otherwise specified in the pricing supplement, we will pay each agent a commission of from .125% to .750% of the principal amount of each note, depending on its stated maturity, sold through the agent.

   Each agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase notes received by the agent. We also may sell notes to any agent, acting as principal, at a discount to be agreed upon at the time of sale, for resale to one or more investors or to another broker-dealer, acting as principal for purposes of resale, at varying prices related to prevailing market prices at the time of resale, as determined by the agent. Unless otherwise indicated in the applicable pricing supplement, if any note is resold by an agent to any dealer at a discount, the discount will not be more than the discount received by the agent from us. Unless otherwise indicated in the applicable pricing supplement, any note purchased by an agent as principal will be purchased at 100% of the principal amount of the note less a percentage equal to the commission applicable to an agency sale of a note of identical maturity.

   We may sell notes directly to investors on our own behalf in those jurisdictions where we are authorized to do so. In this case, we will have the sole right to accept offers to purchase notes and may reject any proposed purchase of notes in whole or in part. We will not pay any commissions on sales made directly by us.

   We may sell notes through agents other than the agents listed on the cover subject to certain conditions described in the agency agreement that we have entered into with the agents listed on the cover. The commission applicable to agency sales through any other agents will be the same as that applicable to agency sales through the agents listed on the cover.

   We may withdraw, cancel or modify the offer of notes without notice.

   The agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. We have agreed to indemnify each agent against certain liabilities, including liabilities under the Securities Act. We have also agreed to reimburse those agents for certain of the agents' expenses, including, but not limited to, the fees and expenses of counsel to the agents.

   In addition to offering the notes through the agents as described in this prospectus supplement, we may sell other debt securities. Under certain circumstances, the sale of other debt securities may reduce the maximum aggregate amount of notes that may be offered by this prospectus supplement.

   The notes are new issues of securities with no established trading market. We have been advised by each agent that it may from time to time purchase and sell notes in the secondary market, but it is not obligated to do so. There can be no assurance that there will be a secondary market for the notes or liquidity in the secondary market if one develops. From time to time, each agent may make a market in the notes.

   In connection with certain types of offers and sales of notes, the rules of the SEC permit the agents to engage in certain transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes, the purchase of notes to cover syndicate short positions and the imposition of a penalty bid. If the agents create a short position in the notes in connection with an offering (that is, if they sell more notes than are indicated in the applicable pricing supplement), the agents may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of these purchases.

   Each agent and certain of its affiliates may from time to time engage in transactions with, and perform investment banking, general banking and other financial services for, us and our affiliates in the ordinary course of business.

                                 INDEX OF TERMS

   Set forth below are some of the terms used in this prospectus supplement. These terms will have the meanings given below, unless an applicable pricing supplement gives them a different meaning.

   A "business day" is

  . any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or required by or pursuant to law, regulation or executive order to close;

  . if the note is denominated in a currency other than U.S. dollars, (1) not a day on which banking institutions are authorized or required by law or regulation to close in the principal financial center of the country issuing the relevant currency (which in the case of the Euro shall be Luxembourg and London) and (2) a day on which banking institutions in such financial centers are carrying out transactions in the relevant currency; and

  . with respect to LIBOR notes, any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

   The "calculation agent" is the entity Sprint chooses to calculate interest rate and interest rate resets for the floating rate notes, indexed notes, amortizing notes, interest rate reset notes, extendible notes or any other type of note specified in a pricing supplement.

   The "calculation date",' pertaining to any interest determination date will be the earlier of (1) the tenth calendar day after such interest determination date or, if that day is not a business day, the next business day or (2) the business day before the applicable interest payment date or maturity.

   "Index maturity" means the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable pricing supplement.

   The "interest rate reset date" is the date on which a floating rate note will begin to bear interest at the variable interest rate determined on any interest determination date.

   "Money market yield" means a yield (expressed as a percentage rounded, if necessary, to the next higher one hundred thousandth of a percentage point) calculated in accordance with the following formula:

                    Money market yield =    D x 360
                                       ------------    x 100
                                       360--(D x M)

where "D" refers to the per year rate for the commercial paper, quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

   "Reuters page LIBO" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or another page that replaces page LIBO on that service for the purpose of displaying London interbank offered rates of major banks).

   "Reuters page USPRIME I" means the display designated as page "USPRIME I" on the Reuters Monitor Money Rates Service (or other page as may replace page USPRIME I on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

   "Telerate Page 56" and "Telerate Page 57" mean the displays designated on Bridge Telerate, Inc. as Page 56 or Page 57, or any page that replaces either Page 56 or Page 57 on that service, or another service that is nominated as the information vendor, for the purpose of displaying Treasury bill auction rates.

PROSPECTUS

                                                                [LOGO] Sprint(R)


                               SPRINT CORPORATION

                                Debt Securities

                           SPRINT CAPITAL CORPORATION

                                Debt Securities
                         Unconditionally Guaranteed by

                               Sprint Corporation

                               ----------------

  Sprint Corporation and its subsidiary, Sprint Capital Corporation, may offer from time to time, in the aggregate, $4,000,000,000 principal amount of unsecured senior Debt Securities. The Debt Securities may be in other currencies or currency units in an equivalent amount. In the event Debt Securities are issued at an original issue discount, the net proceeds from the offering will aggregate $4,000,000,000. Sprint and/or Sprint Capital will offer the Debt Securities as separate series, in amounts, at prices and on terms determined at the time of sale.

  Sprint will unconditionally guarantee (the "Guarantees") the payment of principal of and any premium and interest on all Debt Securities issued by Sprint Capital.

  A supplement to this Prospectus will set forth the specific terms of any series of Debt Securities that is offered and the terms of offering of the series of Debt Securities. The Prospectus Supplement will contain information, where applicable, about material United States federal income tax considerations relating to the Debt Securities covered by the Prospectus Supplement. The Prospectus Supplement will also contain information about any listings of the Debt Securities on a securities exchange. See "Plan of Distribution" for the different methods that may be used to offer the Debt Securities and for possible indemnification arrangements for underwriters, dealers and agents.

  The Debt Securities will be represented by one or more Global Securities registered in the name of the nominee of The Depository Trust Company. Unless otherwise stated in the Prospectus Supplement, Debt Securities in definitive form will not be issued. See "Description of Debt Securities--Book-Entry System."

                               ----------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                               ----------------


                 The date of this Prospectus is August 3, 1999

                      WHERE YOU CAN FIND MORE INFORMATION

  This Prospectus is part of a Registration Statement that we have filed with the SEC. To see more detail, you should read the exhibits filed with our Registration Statement. Sprint also files annual, quarterly and special reports, proxy statements and other information with the SEC.

  You can inspect and copy the Registration Statement on Form S-3 of which this Prospectus is a part, as well as reports, proxy statements and other information filed by Sprint, at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain copies of this material from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You can call the SEC at 1-800-732-0330 for information regarding the operation of its Public Reference Room. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants, like Sprint, that file electronically.

  You can also inspect reports, proxy statements and other information concerning Sprint at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which exchange the FON Common Stock and the PCS Common Stock of Sprint are listed.

  This Prospectus provides you with a general description of the Debt Securities that we may offer and any related Guarantees. Each time we sell Debt Securities, we will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read both this Prospectus and any Prospectus Supplement, together with the additional information that is incorporated by reference, as described below.

  The SEC allows this Prospectus to "incorporate by reference" certain other information that Sprint files with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that Sprint files later with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made by Sprint with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that we have registered.

  . Sprint's Annual Report on Form 10-K for the year ended December 31, 1998;

  . Sprint's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and

  . Sprint's Current Reports on Form 8-K dated February 2, 1999, April 20, 1999, May 3, 1999, June 13, 1999, as amended, and July 21, 1999.

  If you request this information in writing or by telephone, we will provide to you, at no cost, a copy of any or all of the information incorporated by reference in the Registration Statement of which this Prospectus is a part. Requests should be addressed to: Sprint Corporation, 2330 Shawnee Mission Parkway, Westwood, Kansas 66205, Attention: Investor Relations (telephone number: (800) 259-3755).

                           SPRINT CAPITAL CORPORATION

  Sprint Capital is a wholly-owned subsidiary of Sprint and was incorporated in Delaware on May 20, 1993. The principal offices of Sprint and Sprint Capital are located at 2330 Shawnee Mission Parkway, Westwood, Kansas 66205, and their telephone number is (913) 624-3000.

  Sprint Capital's purpose is to engage in financing activities that provide funds for use by Sprint and Sprint's subsidiaries, other than the local exchange companies in its local telecommunications division. Sprint Capital raises funds through the offering and sale of debt securities, and the net proceeds thereof are loaned to or invested in Sprint and its subsidiaries, other than the local exchange companies in its local telecommunications division. Sprint Capital does not and will not engage in any other business operations.

                               SPRINT CORPORATION

  Sprint is a diversified telecommunications company, providing long distance, local and wireless communications services. Sprint's businesses are divided into the PCS Group and the FON Group.

                                 The PCS Group

  The PCS Group markets its wireless telephony products and services under the Sprint(R) and Sprint PCS(R) brand names. The PCS Group operates the only 100% digital PCS wireless network in the United States with licenses to provide service nationwide utilizing a single frequency band and a single technology. The PCS Group owns licenses to provide service to the entire United States population, including Puerto Rico and the U.S. Virgin Islands. As of June 30, 1999, the PCS Group, together with its affiliates, operated PCS systems in 286 metropolitan markets within the United States, including all of the 50 largest metropolitan areas. The PCS Group provides services to approximately 4 million customers.

                                 The FON Group

  The FON Group consists of all of Sprint's businesses and assets not included in the PCS Group.

  Sprint's long distance division is the nation's third-largest provider of long distance telephone services. In this division, Sprint operates a nationwide, all-digital long distance telecommunications network that uses state-of-the-art fiber-optic and electronic technology. This division provides domestic and international voice, video and data communications services, as well as integration management and support services for computer networks.

  Sprint's local telecommunications division consists primarily of regulated local exchange carriers serving approximately 7.9 million access lines in 18 states. This division provides local services and access for telephone customers and other carriers to Sprint's local exchange facilities and sells telecommunications equipment and long distance services within specified geographical areas.

  Sprint's product distribution and directory publishing businesses consist of wholesale distribution of telecommunications equipment and publishing and marketing white and yellow page telephone directories.

  Sprint is developing and deploying new integrated communications services, referred to as Sprint ION SM, Integrated On-Demand Network. Sprint ION extends Sprint's existing advanced network capabilities to the customer and enables Sprint to provide the network infrastructure to meet customers' demands for data, Internet and video. It is also expected to be the foundation for Sprint to provide new competitive local service.

  Other activities of the FON Group include:

  . Sprint's interest in the Global One international strategic alliance, a joint venture with France Telecom S.A. and Deutsche Telekom AG (France Telecom and Deutsche Telekom are European telephone companies with a combined 20% equity investment in Sprint); and

  . Sprint's investment in EarthLink Network, Inc., an Internet service provider, Call-Net, a long distance provider in Canada, and certain other telecommunications investments and ventures.

                                USE OF PROCEEDS

  Unless otherwise indicated in a Prospectus Supplement, Sprint and Sprint Capital intend to use the net proceeds from the sale of the Debt Securities to repay short-term debt of Sprint and Sprint Capital and long-term obligations of Sprint and its subsidiaries. Sprint and Sprint Capital may also use a portion of the net proceeds to provide funds to Sprint and its subsidiaries for general purposes, including working capital requirements, acquisitions and new capital investments.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  For the 1999 first quarter, Sprint's earnings, as adjusted as described below, were inadequate to cover fixed charges by $276 million. Sprint's ratio of earnings to fixed charges was 1.66 for the year 1998, 6.44 for the year 1997, 5.93 for the year 1996, 4.33 for the year 1995, and 4.29 for the year 1994. The ratios were computed by dividing fixed charges into the sum of earnings, after certain adjustments, and fixed charges. Earnings include income from continuing operations before taxes, plus equity in net losses of entities that are less than 50% owned by Sprint, less capitalized interest. Fixed charges include (a) interest on all debt of continuing operations, including amortization of debt issuance costs, (b) the interest component of operating rents, and (c) the pre-tax cost of subsidiary preferred stock dividends.

                         DESCRIPTION OF DEBT SECURITIES

  The Debt Securities issued by Sprint will be issued under an Indenture, dated as of October 1, 1998, between Sprint and Bank One, N.A., as Trustee, as supplemented by a First Supplemental Indenture dated as of January 15, 1999 (as supplemented, the "Sprint Indenture"). The Debt Securities issued by Sprint Capital will be issued under an Indenture, dated as of October 1, 1998, among Sprint Capital, Sprint and Bank One, N.A., as Trustee, as supplemented by a First Supplemental Indenture dated as of January 15, 1999 (as supplemented, the "Sprint Capital Indenture," and together with the Sprint Indenture, the "Indentures"). The Sprint Capital Indenture has similar provisions to the Sprint Indenture, including an identical lien covenant relating to Sprint. The First Supplemental Indentures amended the merger provisions in the Indentures. See "Consolidation, Merger and Conveyances." Copies of each of the Indentures are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

  A summary of certain provisions of the Indentures follows. All section references below are to sections of the applicable Indenture. You should read the Indentures, including the definition of terms in the Indentures, for a more complete understanding of the provisions and the terms described below.

General

  The Indentures do not limit the amount of indebtedness that may be issued under the Indentures. The Indentures provide that Debt Securities may be issued from time to time in one or more series. The Debt Securities will be unsecured obligations of Sprint or Sprint Capital.

  The Prospectus Supplement will designate the applicable Indenture and set forth or summarize the title, amount, maturity, interest rate, terms for redemption, terms for sinking fund payments, and other specific terms of the series of Debt Securities, including (a) the currency of payment of principal of and any premium and interest on the Debt Securities, which may be United States dollars or any other currency or currency unit, and (b) any index used to determine the amount of payments of principal of and any premium and interest on the Debt Securities.

  Unless otherwise provided in the Prospectus Supplement, the Debt Securities will be represented by one or more Global Securities. Consequently, the payment of principal and any premium and interest on the Debt Securities will be made as described below under "Book-Entry System" and "Same-Day Settlement and Payment," and transfers of the Debt Securities can be made only as described below under "Global Securities" and "Book-Entry System." In the event that Debt Securities in definitive form are issued, the following provisions will apply:

    (a) Principal of and any premium and interest on the Debt Securities will be payable, and the Trustee will register transfers of the Debt Securities, at the Corporate Trust Office of the Trustee, provided that at the option of Sprint or, in the case of Debt Securities issued by Sprint Capital, Sprint Capital, payment of interest may be made by check mailed to the address of the Person entitled to the payment as it appears in the Security Register. (Indentures, Sections 202, 305, and 1002) The Corporate Trust Office of Bank One, N.A., is located at 100 East Broad Street, Columbus, Ohio 43215.

    (b) The Debt Securities will be issued only in fully registered form without coupons in denominations of $1,000 or any integral multiple thereof. (Indentures, Sections 301 and 302)

  No service charge will be made for any registration of transfer or exchange of Debt Securities, but Sprint or Sprint Capital may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange, other than exchanges not involving any transfer. (Indentures, Section 305)

  Securities may be issued as original issue discount securities to be offered and sold at a substantial discount below the stated principal amount. The Prospectus Supplement relating to these securities will describe the Federal income tax consequences and other special considerations applicable to the original issue discount securities.

Restrictive Covenant--Sprint

  Under the Indentures, Sprint and its Restricted Subsidiaries may not create, incur or allow to exist any Lien upon any property or assets now owned or acquired at a later time unless:

  . the Lien is a Permitted Lien; or

  . the outstanding Debt Securities or, in the case of Debt Securities issued by Sprint Capital, the outstanding Guarantees are equally and ratably secured by the Lien; or

  . the aggregate principal amount of indebtedness secured by the Lien and any other Lien, other than Permitted Liens, plus the Attributable Debt in respect of any Sale and Leaseback Transaction does not exceed 15% of the Consolidated Net Tangible Assets of Sprint and its subsidiaries. (Sprint Indenture, Section 1008, Sprint Capital Indenture, Section 1012)

  The definitions for capitalized terms used above are as follows:

  "Attributable Debt" of a Sale and Leaseback Transaction means, at any date, the total net amount of rent required to be paid under the lease during the remaining term of the lease, excluding any subsequent renewal or other extension options held by the lessee, discounted from the respective due dates of the amounts to the date of determination at the rate of interest per annum implicit in the terms of the lease, as determined in good faith by Sprint, compounded annually. The net amount of rent required to be paid under any lease during the remaining term will be the amount of rent payable by the lessee with respect to this period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges and contingent rents.

  "Capital Lease Obligations" means indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles. The amount of indebtedness will be the capitalized amount of the obligations determined in accordance with generally accepted accounting principles consistently applied.

  "Consolidated Net Tangible Assets" of Sprint and its subsidiaries means the consolidated total assets of Sprint and its subsidiaries as reflected in Sprint's most recent balance sheet preceding the date of determination prepared in accordance with generally accepted accounting principles consistently applied, less

    (a) current liabilities, excluding current maturities of long-term debt and Capital Lease Obligations, and

    (b) goodwill, tradenames, trademarks, patents, minority interests of others, unamortized debt discount and expense and other similar intangible assets, excluding any investments in permits or licenses issued, granted or approved by the Federal Communications Commission.

  "Lien" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement or zoning restriction, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to property including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction.

  "Permitted Liens" means:

    (a) Liens existing on October 1, 1998;

    (b) Liens on property existing at the time of acquisition of the property or to secure the payment of all or any part of the purchase price of the property or to secure any indebtedness incurred before, at the time of or within 270 days after the acquisition of the property for the purpose of financing all or any part of the purchase price of the property;

    (c) Liens securing indebtedness owing by a Restricted Subsidiary to Sprint or any wholly-owned subsidiary of Sprint;

    (d) Liens on property of any entity, or on the stock, indebtedness or other obligations of any entity, existing at the time

      (1) the entity becomes a Restricted Subsidiary,

      (2) the entity is merged into or consolidated with Sprint or a Restricted Subsidiary or

      (3) Sprint or a Restricted Subsidiary acquires all or substantially all of the assets of the entity,

  as long as the Liens do not extend to any other property of Sprint or any other Restricted Subsidiary;

    (e) Liens on property to secure any indebtedness incurred to provide funds for all or any part of the cost of development of or improvements to the property;

    (f) Liens on the property of Sprint or any of its Restricted Subsidiaries securing

      (1) nondelinquent performance of bids or contracts, other than for borrowed money, obtaining of advances or credit or the securing of debt,

      (2) contingent obligations on surety and appeal bonds and

      (3) other nondelinquent obligations of a similar nature,

  in each case, incurred in the ordinary course of business;

    (g) Liens securing Capital Lease Obligations, provided that

      (1) the Liens attach to the property within 270 days after the acquisition thereof and

      (2) the Liens attach solely to the property so acquired;

    (h) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds, as long as the deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Sprint or a Restricted Subsidiary, as applicable, in excess of those set forth by regulations promulgated by the Federal Reserve Board and the deposit account is not intended by Sprint or the Restricted Subsidiary to provide collateral to the depository institution;

    (i) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation;

    (j) statutory and tax Liens for sums not yet due or delinquent or which are being contested or appealed in good faith by appropriate proceedings;

    (k) Liens arising solely by operation of law, such as mechanics', materialmen's, warehouseman's and carriers' Liens and Liens of landlords or of mortgages of landlords, on fixtures and movable property located on premises leased in the ordinary course of business;

    (l) Liens on personal property, other than shares of stock or indebtedness of any Restricted Subsidiary, to secure loans maturing not more than one year from the date of the creation of the loan and on accounts receivable associated with a receivables financing program of Sprint or any of its Restricted Subsidiaries;

    (m) any Lien created by or resulting from litigation or other proceeding against, or upon property of, Sprint or a Restricted Subsidiary, or any lien for workmen's compensation awards or similar awards, so long as the finality of the judgment or award is being contested and execution on the judgment or award is stayed or the Lien relates to a final unappealable judgment which is satisfied within 30 days of the judgment or any Lien incurred by Sprint or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding, as long as the judgment or award does not constitute an Event of Default under clause (e) of "Events of Default" below;

    (n) Liens on the real property of Sprint or a Restricted Subsidiary which constitute minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of the real property, as long as all of the liens referred to in this clause (n) in the aggregate do not at any time materially detract from the value of the real property or materially impair its use in the operation of the business of Sprint and its subsidiaries;

    (o) Liens on property of Sprint or a Restricted Subsidiary securing indebtedness or other obligations issued by the United States of America or any state or any department, agency or instrumentality or political subdivision of the United States of America or any state, or by any other country or any political subdivision of any other country, for the purpose of financing all or any part of the purchase price of, or, in the case of real property, the cost of construction on or improvement of, any property or assets subject to the Liens, including Liens incurred in connection with pollution control, industrial revenue or similar financings; and

    (p) any renewal, extension or replacement, in whole or in part, of any Lien permitted pursuant to (a), (b), (d), (e), (g) and (o) above or of any indebtedness secured by any such Lien, as long as the extension, renewal or replacement Lien is limited to all or any part of the same property that secured the Lien extended, renewed or replaced, plus improvements on the property, and the principal amount of indebtedness secured by the Lien and not otherwise authorized by clauses (a), (b), (d), (e), (g) and (o) does not exceed the principal amount of indebtedness plus any premium or fee payable in connection with the renewal, extension or replacement so secured at the time of the renewal, extension or replacement.

  "Receivables Subsidiary" means a special purpose wholly-owned subsidiary created in connection with any transactions that may be entered into by Sprint or any of its subsidiaries pursuant to which Sprint or any of its subsidiaries may sell, convey, grant a security interest in or otherwise transfer undivided percentage interests in its receivables.

  "Restricted Subsidiary" means any subsidiary of Sprint, other than a Receivables Subsidiary or Sprint Capital, if:

    (a) the subsidiary has substantially all of its property in the United States (other than its territories and possessions); and

    (b) at the end of the most recent fiscal quarter of Sprint preceding the date of determination, the aggregate amount, determined in accordance with generally accepted accounting principles consistently applied, of securities of, loans and advances to, and other investments in, the subsidiary held by Sprint and its other subsidiaries, less any securities of, loans and advances to, and other investments in Sprint and Sprint's other subsidiaries held by the subsidiary or any of its subsidiaries, exceeded 15% of Sprint's Consolidated Net Tangible Assets.

  "Sale and Leaseback Transaction" means any direct or indirect arrangement pursuant to which property is sold or transferred by Sprint or a Restricted Subsidiary and is thereafter leased back from the purchaser or transferee by Sprint or the Restricted Subsidiary.

  Unless otherwise indicated in the Prospectus Supplement, the covenants contained in the Indentures and in the Debt Securities and Guarantees would not necessarily afford holders protection in the event of a highly leveraged or other transaction involving Sprint that may adversely affect holders.

Restrictive Covenants--Sprint Capital

  Sprint Capital may not create, issue, assume or guarantee any unsecured Funded Debt ranking prior to the Debt Securities issued by Sprint Capital. (Sprint Capital Indenture, Section 1009)

  Unless otherwise indicated in the Prospectus Supplement, Sprint Capital may not create, assume or suffer to exist any Lien (as defined above) upon any of its property or assets, now owned or acquired at a later time, without making effective provision whereby the outstanding Debt Securities issued by Sprint Capital will be secured by the Lien equally and ratably with any and all other obligations and indebtedness secured by the Lien, with certain specified exceptions. (Sprint Capital Indenture, Section 1008)

Events of Default

  Each of the following is an Event of Default under the Indentures with respect to Debt Securities of any series:

    (a) failure to pay principal of or any premium on any Debt Security of that series at maturity;

    (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days;

    (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series;

    (d) failure to perform any other covenant or warranty in the applicable Indenture, other than a covenant included solely for the benefit of series of Debt Securities other than that series, continued for 60 days after written notice as provided in that Indenture;

    (e) default resulting in acceleration of more than $50,000,000 in aggregate principal amount of any indebtedness for money borrowed by Sprint or Sprint Capital or any other subsidiary of Sprint under the terms of the instrument under which that indebtedness is issued or secured, if that indebtedness is not discharged or acceleration is not rescinded or annulled within 10 days after written notice as provided in the Indentures;

    (f) certain events of bankruptcy, insolvency or reorganization; and

    (g) any other Event of Default provided with respect to Debt Securities of that series. (Indentures, Section 501)

  If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if any of the Debt Securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately by written notice as provided in the applicable Indenture.

  At any time after a declaration of acceleration with respect to Debt Securities of any series has been made and before a judgment or decree for payment of the money due based on acceleration has been obtained, the holders of a majority in principal amount of the outstanding Debt Securities of that series may, in accordance with the applicable Indenture, rescind and annul the acceleration. (Indentures, Section 502)

  Each Indenture provides that the Trustee will be under no obligation, subject to the duty of the Trustee during default to act with the required standard of care, to exercise any of its rights or powers under the

Indenture at the request or direction of any of the holders, unless the holders offer reasonable indemnity to the Trustee. (Indentures, Sections 601 and 603) Subject to such provisions for indemnification of the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right, in accordance with applicable law, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Indentures, Section 512)

  Sprint and Sprint Capital will be required to furnish to the Trustee annually a statement as to the performance by it of certain of its obligations under the applicable Indenture and as to any default in its performance. (Indentures, Section 1004)

Modification and Waiver

  Sprint and the Trustee may modify and amend the Sprint Indenture, in most cases with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by the modification or amendment. Sprint, Sprint Capital and the Trustee may modify and amend the Sprint Capital Indenture, in most cases with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by the modification or amendment.

  Each Indenture provides that, without the consent of the holder of each outstanding Debt Security affected, no modification or amendment may

    (a) change the date specified in the Debt Security for the payment of the principal of, or any installment of principal of or interest on, the Debt Security,

    (b) reduce the principal amount of, or any premium or interest on, any Debt Security,

    (c) reduce the amount of principal of an original issue discount security or any other Debt Security payable upon acceleration of the maturity of that Debt Security,

    (d) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security,

    (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security or

    (f) reduce the percentage in principal amount of outstanding Debt Securities of any series, the consent of whose holders is required for any supplemental indenture amending or modifying the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Indentures, Section 902)

  In addition, the Sprint Capital Indenture provides that, without the consent of the holder of each outstanding Debt Security affected, no modification or amendment may modify or affect in any manner adverse to the holders the terms and conditions and obligations of the Guarantor in respect of the Guarantees of any Debt Securities.

  The holders of a majority in principal amount of the outstanding Debt Securities of any series issued under the Sprint Indenture and the Sprint Capital Indenture may on behalf of the holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by Sprint (or Sprint and Sprint Capital, in the case of the Sprint Capital Indenture) with certain restrictive provisions of the Indentures. (Sprint Indenture, Section 1009, Sprint Capital Indenture, Sections 1010 and 1013) The holders of a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of or any premium or interest on any Debt Security of that series or in respect of a covenant or provision which under the Indentures cannot be modified or amended without the consent of the holder of each outstanding Debt Security of that series affected. (Indentures, Section 513)

Consolidation, Merger and Conveyances

  Neither Sprint nor, in the case of the Sprint Capital Indenture, Sprint Capital may consolidate with or merge into any other person or convey, transfer or lease all or substantially all its properties and assets in any one transaction or series of transactions, and neither Sprint nor, in the case of the Sprint Capital Indenture, Sprint Capital may permit any person to consolidate with or merge into Sprint or Sprint Capital or convey, transfer or lease all or substantially all its properties and assets in any one transaction or series of transactions to Sprint or Sprint Capital, unless:

    (a) the corporation, partnership or trust formed by such consolidation or into which Sprint or Sprint Capital is merged or which acquires or leases all or substantially all the assets of Sprint or Sprint Capital in any one transaction or a series of transactions is organized under the laws of any United States jurisdiction and assumes the obligations of Sprint or Sprint Capital, as applicable, under the Notes and the Guarantees and under the applicable Indenture,

    (b) after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing, and

    (c) certain other conditions specified in the Indentures are met.

  Thereafter, all such obligations of Sprint or Sprint Capital, as the case may be, terminate. (Indentures, Sections 801 and 802)

Defeasance

  Unless otherwise indicated in the Prospectus Supplement, the following defeasance provisions will apply to the Debt Securities.

  The Indentures provide that Sprint, or Sprint and Sprint Capital, in the case of Debt Securities issued under the Sprint Capital Indenture, may elect either
(a) to defease and be discharged from any and all obligations with respect to Debt Securities and the Guarantees of those Debt Securities (with certain limited exceptions described below) ("defeasance") or (b) to be released from its obligations with respect to Debt Securities under Sections 501(5) and 1008 of the Sprint Indenture and Sections 501(5), 1008, 1009 and 1012 of the Sprint Capital Indenture (being the cross-default provision described in clause (e) under "Events of Default" and the restriction described under "Restrictive Covenant--Sprint" and, in the case of the Sprint Capital Indenture, the restrictions described under "Restrictive Covenants--Sprint Capital") and certain other obligations, including obligations under covenants provided for the specific benefit of Debt Securities of that series ("covenant defeasance").

  In order to accomplish defeasance or covenant defeasance, Sprint or Sprint Capital must deposit with the Trustee, or other qualifying trustee, in trust, money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on the Debt Securities on the scheduled due dates for the payments. Such a trust may be established only if, among other things, Sprint or Sprint Capital has delivered to the Trustee an opinion of counsel to the effect that the holders of the Debt Securities will not recognize gain or loss for Federal income tax purposes as a result of defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if defeasance or covenant defeasance had not occurred. The opinion, in the case of defeasance under clause (a) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after October 1, 1998. The obligations which are not discharged in a defeasance under clause (a) above are those relating to the rights of holders of outstanding Debt Securities to receive, solely from the trust fund described above, payments in respect of the principal of and any premium and interest on Debt Securities when due as set forth in Section 1304 of the Indentures, and obligations to register the transfer or exchange of the Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities, to hold moneys for payment in trust and to compensate, reimburse and indemnify the Trustee. (Indentures, Article Thirteen)

  The Prospectus Supplement may further describe additional provisions, if any, permitting defeasance or covenant defeasance with respect to the Debt Securities of a particular series.

Regarding the Trustee

  Sprint has a normal business banking relationship with the Trustee, including the maintenance of an account and the borrowing of funds. The Trustee may own Debt Securities.

Governing Law

  New York law (without regard to principles of conflicts of law) will govern the Indentures, the Debt Securities and the Guarantees.

Global Securities

  Unless otherwise provided in the Prospectus Supplement, each series of the Debt Securities will be issued in the form of one or more Global Securities that will be deposited with, or on behalf of, The Depository Trust Company, as Depositary. Interests in the Global Securities will be issued only in denominations of $1,000 or integral multiples thereof. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole to a nominee of the Depositary for such Global Security, or by a nominee of the Depositary to the Depositary or another nominee of the Depositary, or by the Depositary or any such nominee to a successor depositary or a nominee of such successor depositary.

Book-Entry System

  Initially, the Debt Securities will be registered in the name of Cede & Co., the nominee of the Depositary. Accordingly, beneficial interests in the Debt Securities will be shown on, and transfers of the Debt Securities will be effected only through, records maintained by the Depositary and its participants.

  The Depositary has advised Sprint, Sprint Capital and any underwriters, dealers or agents as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary holds securities that its participants ("Direct Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in the Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, including any underwriters, dealers or agents, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the SEC.

  The Depositary advises that its established procedures provide that (a) upon issuance of the Debt Securities, the Depositary will credit the accounts of Direct and Indirect Participants designated by the underwriters with the principal amounts of the Debt Securities purchased by the underwriters and (b) ownership of interest in the Global Securities will be shown on, and the transfer of the ownership will be effected only through, records maintained by the Depositary, the Direct Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interest in the Global Securities is limited to that extent.

  So long as a nominee of the Depositary is the registered owner of the Global Securities, the nominee for all purposes will be considered the sole owner or holder of the Global Securities under the applicable Indenture. Except as provided below, owners of beneficial interests in the Global Securities will not be entitled to have Debt Securities registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the owners or holders of the Debt Securities under the applicable Indenture.

  Neither Sprint, Sprint Capital, the Trustee, any paying agent nor the registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities, or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

  Principal and interest payments on the Debt Securities registered in the name of the Depositary's nominee will be made in immediately available funds to the Depositary's nominee as the registered owner of the Global Securities. Under the terms of the Debt Securities, Sprint, Sprint Capital and the Trustee will treat the persons in whose names the Debt Securities are registered as the owners of the Debt Securities for the purpose of receiving payment of principal and interest on the Debt Securities and for all other purposes. Therefore, neither Sprint, Sprint Capital, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the Debt Securities to owners of beneficial interests in the Global Securities. The Depositary has advised Sprint, Sprint Capital and the Trustee that its current practice is, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date in accordance with their respective holdings of beneficial interests in the Global Securities as shown on the Depositary's records, unless the Depositary has reason to believe that it will not receive payment on the payment date. Payments by Direct and Indirect Participants to owners of beneficial interest in the Global Securities will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the Direct and Indirect Participants and not of the Depositary, the Trustee, Sprint or Sprint Capital, subject to any statutory requirements that may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of the issuer of the Debt Securities or the Trustee. Disbursement of these payments to the owners of beneficial interests in the Global Securities will be the responsibility of the Depositary and Direct and Indirect Participants.

  Debt Securities represented by a Global Security will be exchangeable for Debt Securities in definitive form of like tenor as the Global Security in denominations of $1,000 and in any greater amount that is an integral multiple

  . if the Depositary notifies Sprint or Sprint Capital that it is unwilling or unable to continue as Depositary for such Global Security,

  . if at any time the Depositary ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by Sprint or Sprint Capital, as applicable, within 90 days, or

  . Sprint or Sprint Capital, as applicable, in its discretion at any time determines not to require all of the Debt Securities to be represented by a Global Security and notifies the Trustee of such decision.

Any Debt Securities that are exchangeable pursuant to the preceding sentence are exchangeable for Debt Securities issuable in authorized denominations and registered in such names as the Depositary shall direct.

Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security or Global Securities of the same aggregate denominations to be registered in the name of the Depositary or its nominee.


Same-Day Settlement and Payment

  Settlement for the Debt Securities will be made by any underwriters, dealers or agents in immediately available funds. So long as the Depositary continues to make its Same-Day Funds Settlement System available to Sprint or Sprint Capital, as applicable, all payments of principal and interest on the Debt Securities will be made by Sprint or Sprint Capital, as applicable, in immediately available funds.

  Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Debt Securities will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Debt Securities will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Debt Securities.

Year 2000

  The following information has been provided by the Depositary:

  Management of the Depositary is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." The Depositary has informed its participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions, including principal and income payments, to securityholders, book-entry deliveries, and settlement of trades within the Depositary ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the Depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames.

  The Depositary's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom the Depositary licenses software and hardware, and third party vendors on whom the Depositary relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The Depositary has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom the Depositary acquires services to: (a) impress upon them the importance of such services being Year 2000 compliant; and (b) determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing of their services. In addition, the Depositary is in the process of developing such contingency plans as it deems appropriate.

  According to the Depositary, the foregoing information with respect to the Depositary has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

                           DESCRIPTION OF GUARANTEES

  Sprint will unconditionally guarantee the due and punctual payment of the principal and any premium and interest on the Debt Securities issued by Sprint Capital when and as the same becomes due and payable, whether at maturity or otherwise. (Sprint Capital Indenture, Section 311) The Guarantees will rank equally with all other unsecured and unsubordinated obligations of Sprint. The Guarantees provide that in the event of a default in payment of principal or any premium or interest on a Debt Security, the holder of the Debt Security may institute legal proceedings directly against Sprint to enforce the Guarantee without first proceeding against Sprint Capital. The Sprint Capital Indenture provides that Sprint may under certain circumstances assume all rights and obligations of Sprint Capital under the Sprint Capital Indenture with respect to a series of Debt Securities issued by Sprint Capital.

                 VALIDITY OF THE DEBT SECURITIES AND GUARANTEES

  The validity of the Debt Securities and the Guarantees will be passed upon for Sprint Capital and Sprint by Don A. Jensen, Esq., Vice President and Secretary of Sprint Capital and Sprint, and for any underwriters by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019. As of June 30, 1999, Mr. Jensen was the beneficial owner of approximately 66,500 shares of Sprint FON Common Stock and 17,900 shares of Sprint PCS Common Stock and had options to purchase in excess of 126,000 shares of Sprint FON Common Stock and in excess of 28,000 shares of Sprint PCS Common Stock.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited Sprint's consolidated financial statements and schedule and the combined financial statements and schedules of the FON Group and the PCS Group included in Sprint's Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their reports, which are incorporated by reference in this Prospectus and which, as to the years 1998 and 1997 for Sprint's consolidated financial statements and the years 1998, 1997 and 1996 for the combined financial statements of the PCS Group, are based in part on the report of Deloitte & Touche LLP, independent auditors. These financial statements and schedules are incorporated by reference in reliance on the reports, given on the authority of such firms as experts in accounting and auditing.

  The consolidated financial statements of Sprint Spectrum Holding Company, L.P. and subsidiaries and the related financial statement schedule have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, included in Sprint's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                              PLAN OF DISTRIBUTION

   With respect to the offering of the Debt Securities, the following summary of the plan of distribution will be supplemented by a description of the offering, including the particular terms and conditions of the offering, set forth in the applicable Prospectus Supplement relating to the Debt Securities.

  Sprint and Sprint Capital may sell Debt Securities in any of three ways: (a) through underwriters or dealers; (b) directly to one or a limited number of institutional purchasers; or (c) through agents. Each Prospectus Supplement with respect to a series of Debt Securities will set forth the terms of the offering of the Debt Securities, including the name or names of any underwriters or agents, the price of the Debt Securities and the net proceeds to Sprint or Sprint Capital, as the case may be, from the sale, any underwriting discounts, commissions or other items constituting underwriters' or agents' compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the Debt Securities may be listed.

  If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities may be offered to the public either through underwriting syndicates of investment banking firms represented by managing underwriters, or directly by one or more investment banking firms or others, as designated. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the Debt Securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  Debt Securities may be sold directly by Sprint or Sprint Capital to one or more institutional purchasers, or through agents designated by Sprint or Sprint Capital from time to time. Any agent involved in the offer or sale of the Debt Securities will be named, and any commissions payable by Sprint or Sprint Capital, as the case may be, to the agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best efforts basis for the period of its appointment.

  If so indicated in the applicable Prospectus Supplement, Sprint or Sprint Capital, as the case may be, will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the Debt Securities from Sprint or Sprint Capital, as the case may be, at the public offering price set forth in the Prospectus Supplement plus accrued interest, if any, pursuant to delayed delivery contracts providing for payment and delivery on one or more specified dates in the future. Institutions with which delayed delivery contracts may be made include commercial and saving banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases the institutions must be approved by Sprint or Sprint Capital, as the case may be. Delayed delivery contracts will be subject only to those conditions set forth in the applicable Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for solicitation of these contracts.

  Agents, underwriters and dealers may be entitled under agreements entered into with Sprint or Sprint and Sprint Capital to indemnification by Sprint or Sprint and Sprint Capital against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect of such civil liabilities.

  Agents, underwriters and dealers may engage in transactions with or perform services for Sprint and Sprint Capital in the ordinary course of business.

  The Debt Securities will be new issues of Debt Securities with no established trading market. Underwriters and agents to whom Debt Securities are sold by Sprint or Sprint Capital for public offering and sale may make a market in the Debt Securities, but the underwriters and agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debt Securities.

                                 $2,000,000,000

                               Sprint Corporation

                           Sprint Capital Corporation

                         Unconditionally Guaranteed by
                               Sprint Corporation

                               Medium Term Notes

                                 ------------

                             Prospectus Supplement

                                October 29, 1999

                                 ------------

                                Lehman Brothers

                           Credit Suisse First Boston

                               J.P. Morgan & Co.

                              Salomon Smith Barney

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. We have not authorized anyone to provide you with different information.

We are not offering the notes in any state where the offer is not permitted. We do not claim the accuracy of the information in this prospectus supplement, the accompanying prospectus and any pricing supplement as of any date other than the dates stated on their respective covers.